Exhibit 99.1

ITEM 7.	MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
You should read the following discussion in conjunction with our audited consolidated financial statements and the notes thereto included elsewhere in this Form 8-K. This discussion may contain forward-looking statements that anticipate results that are subject to uncertainty. We discuss in more detail various factors that could cause actual results to differ from expectations in Item 1A, Risk Factors in our Form 10-K.
Overview
Republic is the second largest provider of services in the domestic non-hazardous solid waste industry, as measured by revenue. As of December 31, 2015, we operated in 41 states and Puerto Rico through 340 collection operations, 201 transfer stations, 193 active landfills, 67 recycling centers, 8 treatment, recovery and disposal facilities, and 12 salt water disposal wells. We also operated 69 landfill gas and renewable energy projects and had post-closure responsibility for 126 closed landfills.
Revenue for the year ended December 31, 2015 increased by 3.5% to $9,115.0 million compared to $8,803.3 million in 2014. This change in revenue is due to increases in average yield of 2.3%, volume of 1.1%, and acquisitions, net of divestitures of 2.2%, partially offset by decreases in fuel recovery fees of 1.4% and recycled commodities of 0.7%.
The following table summarizes our revenue, costs and expenses for the years ended December 31, 2015, 2014 and 2013 (in millions of dollars and as a percentage of revenue):

	2015		2014		2013
Revenue	$9,115.0	100.0%	$8,803.3	100.0%	$8,417.2	100.0%
Expenses:
Cost of operations	5,518.6	60.5	5,643.1	64.1	5,234.7	62.2
Depreciation, amortization and depletion of property and equipment	898.7	9.9	838.5	9.5	806.7	9.6
Amortization of other intangible assets and other assets	71.9	0.8	68.4	0.8	70.7	0.8
Accretion	79.4	0.9	78.0	0.9	76.6	0.9
Selling, general and administrative	983.1	10.8	918.9	10.4	853.8	10.1
Negotiation and withdrawal costs - Central States Pension and Other Funds	4.5	—	1.5	—	157.7	1.9
Loss (gain) on disposition of assets and impairments, net	—	—	20.0	0.3	(1.9)	—
Restructuring charges	—	—	1.8	—	8.6	0.1
Operating income	$1,558.8	17.1%	$1,233.1	14.0%	$1,210.3	14.4%
Our pre-tax income was $1,195.9 million, $885.3 million and $851.2 million for 2015, 2014 and 2013, respectively. Our net income attributable to Republic Services, Inc. was $749.9 million, or $2.13 per diluted share for 2015, compared to $547.6 million, or $1.53 per diluted share, for 2014, and $588.9 million, or $1.62 per diluted share, for 2013.
During each of 2015, 2014 and 2013, we recorded a number of charges, other expenses and benefits that impacted our pre-tax income, net income attributable to Republic Services, Inc. (net income – Republic) and diluted earnings per share as noted in the following table (in millions, except per share data). Additionally, see our “Cost of Operations,” “Selling, General and Administrative Expenses” and “Income Taxes” discussions contained in the Results of Operations section of this Management’s Discussion and Analysis of Financial Condition and Results of Operations for a discussion of other items that impacted our earnings.

	Year Ended December 31, 2015			Year Ended December 31, 2014			Year Ended December 31, 2013
	Pre-tax Income	Net Income - Republic	Diluted Earnings per Share	Pre-tax Income	Net Income - Republic	Diluted Earnings per Share	Pre-tax Income	Net Income - Republic	Diluted Earnings per Share
As reported	$1,195.9	$749.9	$2.13	$885.3	$547.6	$1.53	$851.2	$588.9	$1.62
Bridgeton (insurance recovery) / remediation charge and other	(50.0)	(30.3)	(0.08)	227.1	137.6	0.38	108.7	65.6	0.18
Negotiation and withdrawal costs - Central States Pension and Other Funds(1)	4.5	2.7	0.01	1.5	0.9	0.00	157.7	98.3	0.27
Restructuring charges(1)	—	—	—	1.8	1.0	0.00	8.6	5.6	0.02
Loss on extinguishment of debt(1)	—	—	—	1.4	0.9	0.00	2.1	1.3	—
Loss (gain) on disposition of assets and impairments, net	—	—	—	20.0	12.6	0.04	(1.9)	(0.9)	—
Tax valuation allowance adjustment	—	—	—	—	—	—	—	(43.5)	(0.12)
Total adjustments	(45.5)	(27.6)	(0.07)	251.8	153.0	0.43	275.2	126.4	0.35
As adjusted	$1,150.4	$722.3	$2.06	$1,137.1	$700.6	$1.96	$1,126.4	$715.3	$1.97
(1) The aggregate impact of the noted items to adjusted diluted earnings per share totals to $0.01 for the year ended December 31, 2014.
We believe that presenting adjusted pre-tax income, adjusted net income – Republic, and adjusted diluted earnings per share, which are not measures determined in accordance with accounting principles generally accepted in the United States (U.S. GAAP), provides an understanding of operational activities before the financial impact of certain items. We use these measures, and believe investors will find them helpful, in understanding the ongoing performance of our operations separate from items that have a disproportionate impact on our results for a particular period. We have incurred comparable charges and costs and have recorded similar recoveries in prior periods, and similar types of adjustments can reasonably be expected to be recorded in future periods. In the case of the Bridgeton remediation charges and insurance recovery, we are adjusting such amounts due to their significant effect on our operating results; however, in the ordinary course of our business, we often incur remediation charges and recoveries that we do not adjust from our operating results. Our definition of adjusted pre-tax income, adjusted net income – Republic, and adjusted diluted earnings per share may not be comparable to similarly titled measures presented by other companies.
Bridgeton (insurance recovery) / remediation charge and other. During 2015, we collected an insurance recovery of $50.0 million related to our closed Bridgeton Landfill in Missouri. As such, we recorded a reduction of remediation expenses included in our cost of operations. During 2014, we updated our cost and timeline estimates to build and operate a leachate management facility and related infrastructure, manage the remediation area and monitor the site. Accordingly, we recorded environmental remediation charges of $210.6 million. Additionally, we recorded certain remediation charges for the superfund site and ongoing litigation costs. During 2013, we recorded environmental remediation charges in the amount of $108.7 million to manage the remediation area and monitor the site.
Negotiation and withdrawal costs - Central States Pension and Other Funds. During 2015, we recorded charges to earnings of $4.1 million for withdrawal events at the multiemployer pension plan to which we contribute related to our operations in Puerto Rico, as well as $0.4 million of legal charges. During 2014, we recorded charges to earnings of $1.5 million, primarily related to costs associated with our 2013 withdrawal from the Central States, Southeast and Southwest Areas Pension Fund (the Fund). During 2013, we recorded charges to earnings of $157.7 million primarily related to our negotiation and withdrawal liability from the Fund.
Restructuring charges. During the fourth quarter of 2012, we announced a restructuring of our field and corporate operations to create a more efficient and competitive company. These changes included consolidating our field regions from four to three and our areas from 28 to 20, relocating office space, and reducing administrative staffing levels. During 2014, we incurred costs of $1.8 million due to a change in estimate of amounts recoverable from sublet income associated with abandoned office space with non-cancellable lease terms. During 2013, we incurred $8.6 million of restructuring charges, which consisted of severance and other employee termination benefits, relocation benefits, and the closure of offices with lease agreements with non-cancelable terms. For a detailed discussion of our 2016 restructuring, see our “Recent Developments” discussion contained in this Management's Discussion and Analysis of Financial Condition and Results of Operations.

Loss on extinguishment of debt. We refinanced our credit facilities and certain of our tax-exempt financings in 2014, resulting in non-cash charges for deferred issuance costs of $1.4 million. During 2013, we refinanced certain of our tax-exempt financings that resulted in a $2.1 million non-cash charge for deferred issuance costs. For a more detailed discussion of the components of these costs and the debt series to which they relate, see our “Loss on Extinguishment of Debt” discussion contained in the Results of Operations section of this Management's Discussion and Analysis of Financial Condition and Results of Operations.
Loss (gain) on disposition of assets and impairments, net. During 2014, we recorded a charge to earnings of $20.0 million primarily related to costs associated with one of our divested landfills, of which $14.1 million is related to closure and post-closure costs and $5.9 million is related to remediation expenditures. During 2013, we recorded a net gain on disposition of assets of and impairments related to a divestiture of $1.9 million. For a more detailed discussion of the components of this, see our “Loss (gain) on Disposition of Assets and Impairments, Net” discussion contained in the Results of Operations section of this Management’s Discussion and Analysis of Financial Condition and Results of Operations.
Tax valuation allowance adjustment. During the fourth quarter of 2013, we reduced our valuation allowance related to certain deferred tax assets for state net operating loss carryforwards due to our determination that it is more likely than not that a portion of these carryforwards would be utilized in future years.
Recent Developments
2016 Financial Guidance
In 2016, we will continue to focus on managing the controllable aspects of our business by enhancing the quality of our revenue, investing in profitable growth opportunities and reducing costs. Our team remains focused on executing our strategy to deliver consistent earnings and free cash flow growth, and improve return on invested capital. We are committed to an efficient capital structure, maintaining our investment grade credit ratings and increasing cash returns to our shareholders.
Our guidance is based on current economic conditions and does not assume any significant changes in the overall economy in 2016. Specific guidance follows:
Revenue
We expect 2016 revenue to increase by approximately 2.5% to 3.0% comprised of the following:

Increase (Decrease)
Average yield	2.0%
Volume	0.5 to 1.0
Energy services	—
Fuel recovery fees	(1.0)
Recycled commodities	—
Acquisitions	1.0
Total change	2.5 to 3.0%

Changes in price are restricted on approximately 50% of our annual service revenue. Of these restricted pricing arrangements:

•	approximately 60% of the revenue has price changes based on fluctuations in a specific index (primarily the consumer price index) as defined in the contract;

•	approximately 20% of the revenue has fixed price increases based on stated contract terms; and

•	approximately 20% of the revenue has price changes based on a cost plus a specific profit margin or other measurement.
The consumer price index varies from a single historical stated period of time or an average of trailing historical rates over a stated period of time. In addition, the initial impact of pricing resets typically lags 6 to 12 months from the end of the index measurement period to the date the revised pricing goes into effect. As a result, current changes in a specific index may not manifest themselves in our reported pricing for several quarters into the future.

Adjusted Diluted Earnings per Share
The following is a summary of anticipated adjusted diluted earnings per share for the year ending December 31, 2016 compared to the actual adjusted diluted earnings per share for the year ended December 31, 2015. Adjusted diluted earnings per share is not a measure determined in accordance with U.S. GAAP:

	(Anticipated) Year Ending December 31, 2016	(Actual) Year Ended December 31, 2015
Diluted earnings per share	$ 2.07 - 2.11	$2.13
Restructuring charges	0.06	—
Bridgeton insurance recovery	—	(0.08)
Withdrawal costs - Other Funds	—	0.01
Adjusted diluted earnings per share	$ 2.13 - 2.17	$2.06
The 2016 anticipated adjusted diluted earnings per share assumes an effective tax rate of approximately 39.5%.
We believe that the presentation of adjusted diluted earnings per share, which excludes restructuring charges, Bridgeton insurance recovery, and withdrawal costs - Other Funds, provides an understanding of operational activities before the financial impact of certain items. We use this measure, and believe investors will find it helpful, in understanding the ongoing performance of our operations separate from items that have a disproportionate impact on our results for a particular period. We have incurred comparable charges and costs and have recorded similar recoveries in prior periods, and similar types of adjustments can reasonably be expected to be recorded in future periods. Our definition of adjusted diluted earnings per share may not be comparable to similarly titled measures presented by other companies.
Property and Equipment, Net
In 2016, we anticipate receiving approximately $900 million of property and equipment, net of proceeds from sales of property and equipment, as follows:

Trucks and equipment	$339
Landfill	327
Containers	135
Facilities and other	114
Property and equipment received during 2016	915
Proceeds from sales of property and equipment	(15)
Property and equipment received, net of proceeds, during 2016	$900
Restructuring
In January 2016, we realigned our field support functions by eliminating our three region offices and creating two field groups, consolidating and reducing the number of area offices, and streamlining select operational support roles at our Phoenix headquarters. We expect to reduce administrative staffing levels, relocate office space and close certain office locations.  As such, we will incur restructuring charges of approximately $25 million primarily for severance benefits, transition costs and lease termination costs.  Substantially all of these charges will be recorded in our corporate segment, and we expect the majority of the charges to be incurred in the first half of 2016.  We expect the savings realized from these restructuring efforts will be re-invested in our customer-focused programs and other initiatives we recently launched.

Additionally, as part of these customer initiatives, we also will be consolidating our call center operations. Over the next two years, we will consolidate over 100 customer service locations into three Customer Resource Centers. The new state-of-the-art facilities and the technology deployed will provide our customer service employees with the tools and capabilities they need to provide better service to customers across a myriad of touch points, including voice, email, text, social channels and live chat.  We expect severance and other restructuring related charges may approximate $10 million over the consolidation period.

Results of Operations
Revenue
We generate revenue primarily from our solid waste collection operations. Our remaining revenue is from other services, including transfer station, landfill disposal, recycling, and energy services. Our residential and small-container commercial collection operations in some markets are based on long-term contracts with municipalities. Certain of our municipal contracts have annual price escalation clauses that are tied to changes in an underlying base index such as the consumer price index. We generally provide small-container commercial and large-container industrial collection services to customers under contracts with terms up to three years. Our transfer stations, landfills and, to a lesser extent, our recycling facilities generate revenue from disposal or tipping fees charged to third parties. In general, we integrate our recycling operations with our collection operations and obtain revenue from the sale of recycled commodities. Our revenue from energy services consists mainly of fees we charge for the treatment of liquid and solid waste derived from the production of oil and natural gas, as well as waste generated by coal-fired power plants. Other non-core revenue consists primarily of revenue from National Accounts, which represents the portion of revenue generated from nationwide contracts in markets outside our operating areas where the associated waste handling services are subcontracted to local operators. Consequently, substantially all of this revenue is offset with related subcontract costs, which are recorded in cost of operations.
The following table reflects our revenue by service line for the years ended December 31, 2015, 2014 and 2013 (in millions of dollars and as a percentage of revenue):

	2015		2014		2013
Collection:
Residential	$2,242.3	24.6%	$2,193.6	24.9%	$2,175.5	25.8%
Small-container commercial	2,799.9	30.7	2,723.3	30.9	2,616.9	31.1
Large-container industrial	1,890.2	20.7	1,784.0	20.3	1,639.4	19.5
Other	39.8	0.4	37.2	0.4	34.7	0.4
Total collection	6,972.2	76.4	6,738.1	76.5	6,466.5	76.8
Transfer	1,112.7		1,062.6		1,021.8
Less: intercompany	(682.3)		(654.4)		(615.2)
Transfer, net	430.4	4.7	408.2	4.6	406.6	4.8
Landfill	2,036.4		1,975.8		1,923.0
Less: intercompany	(951.9)		(928.1)		(902.2)
Landfill, net	1,084.5	11.9	1,047.7	11.9	1,020.8	12.1
Energy services	95.8	1.1	38.7	0.5	4.2	0.1
Other:
Sale of recycled commodities	372.0	4.1	405.8	4.6	374.6	4.5
Other non-core	160.1	1.8	164.8	1.9	144.5	1.7
Total other	532.1	5.9	570.6	6.5	519.1	6.2
Total revenue	$9,115.0	100.0%	$8,803.3	100.0%	$8,417.2	100.0%

The following table reflects changes in components of our revenue, as a percentage of total revenue, for the years ended December 31, 2015, 2014 and 2013:

	2015	2014	2013
Average yield	2.3%	1.4%	1.3%
Fuel recovery fees	(1.4)	0.1	0.3
Total price	0.9	1.5	1.6
Volume	1.1	2.0	1.3
Recycled commodities	(0.7)	0.1	0.3
Total internal growth	1.3	3.6	3.2
Acquisitions / divestitures, net	2.2	0.8	0.5
Total	3.5%	4.4%	3.7%

Core price	3.6%	3.1%	3.3%
Average yield is defined as revenue growth from the change in average price per unit of service, expressed as a percentage. Core price is defined as price increases to our customers and fees, excluding fuel recovery, net of price decreases to retain customers. We also measure changes in average yield and core price as a percentage of related-business revenue, defined as total revenue excluding recycled commodities and fuel recovery fees, to determine the effectiveness of our pricing strategies. Average yield as a percentage of related-business revenue was 2.6%, 1.5%, and 1.4% for 2015, 2014 and 2013, respectively. Core price as a percentage of related-business revenue was 4.0%, 3.4%, and 3.6% for 2015, 2014 and 2013, respectively.
Revenue – 2015 compared to 2014
During 2015, we experienced the following changes in our revenue as compared to 2014:

•	Average yield increased revenue by 2.3% due to positive pricing in all lines of business.

•
The fuel recovery fee program, which mitigates our exposure to increases in fuel prices, decreased revenue by 1.4%. These fees fluctuate with the price of fuel and, consequently, any decrease in fuel prices results in a decrease in our revenue. Lower fuel recovery fees for 2015 resulted primarily from the decrease in fuel prices.

•
Volume increased revenue by 1.1% due to volume growth in all lines of business. The volume increase in our landfill line of business is primarily attributable to increased municipal solid waste and construction and demolition volumes, partially offset by a decline in energy services volumes.

•
Recycled commodities decreased revenue by 0.7% primarily due to lower commodity prices, partially offset by an increase in production volumes. The average price for old corrugated cardboard for 2015 was $103 per ton compared to $116 per ton for 2014. The average price of old newspaper for 2015 was $80 per ton compared to $89 per ton for 2014. Our processed recycled commodity volume for 2015 of 2.5 million tons sold was approximately 11% higher than the volume in 2014, primarily due to acquisitions of recycling facilities.

Changing market demand for recycled commodities causes volatility in commodity prices. At current volumes and mix of materials, we believe a $10 per ton change in the price of recycled commodities will change annual revenue and operating income by approximately $27 million and $18 million, respectively.

•
Acquisitions increased revenue by 2.2% primarily due to the acquisitions of Rainbow Disposal Co., Inc. in October 2014, Tervita, LLC (Tervita) in February 2015, and our waste management contract with the County of Sonoma, California that was executed in April 2015.

Revenue – 2014 compared to 2013
During 2014, we experienced the following changes in our revenue as compared to 2013:

•	Average yield increased revenue by 1.4% due to positive pricing in all lines of business.

•	The fuel recovery fee program generated 0.1% of the total revenue growth. Higher fuel recovery fees for 2014 resulted primarily from an increase in the fuel recovery rates charged.

•
Volume increased revenue by 2.0% primarily due to volume increases in our large-container industrial and small-container commercial collection and landfill lines of business due to improving business activity and new National

Accounts contracts, partially offset by declines in our residential collection and transfer station lines of business. Volume increases in our landfill line of business were primarily attributable to increased special waste volumes.

•
Recycled commodities increased revenue by 0.1% primarily due to the mix of materials and increased production volumes, offset by lower commodity prices. The average price for old corrugated cardboard for 2014 was $116 per ton compared to $128 per ton for 2013. The average price of old newspaper for 2014 was $89 per ton compared to $93 per ton for 2013. Our recycled commodity volume for 2014 of 2.3 million tons sold was approximately 4% higher than the volume in 2013 as a result of our continued investment in recycling centers along with increases in brokering of recycled commodity volumes on behalf of our National Accounts customers.

Cost of Operations
Cost of operations includes labor and related benefits, which consists of salaries and wages, health and welfare benefits, incentive compensation and payroll taxes. It also includes transfer and disposal costs representing tipping fees paid to third party disposal facilities and transfer stations; maintenance and repairs relating to our vehicles, equipment and containers, including related labor and benefit costs; transportation and subcontractor costs, which include costs for independent haulers that transport our waste to disposal facilities and costs for local operators who provide waste handling services associated with our National Accounts in markets outside our standard operating areas; fuel, which includes the direct cost of fuel used by our vehicles, net of fuel tax credits; disposal franchise fees and taxes, consisting of landfill taxes, municipal franchise fees, host community fees and royalties; landfill operating costs, which includes financial assurance, leachate disposal, remediation charges and other landfill maintenance costs; risk management costs, which includes casualty insurance premiums and claims; cost of goods sold, which includes material costs paid to suppliers associated with recycled commodities; and other, which includes expenses such as facility operating costs, equipment rent and gains or losses on sale of assets used in our operations.
The following table summarizes the major components of our cost of operations for the years ended December 31, 2015, 2014 and 2013 (in millions of dollars and as a percentage of revenue):

	2015		2014		2013
Labor and related benefits	$1,848.9	20.3%	$1,724.1	19.6%	$1,651.6	19.6%
Transfer and disposal costs	724.4	7.9	685.3	7.8	637.0	7.6
Maintenance and repairs	853.3	9.3	786.7	8.9	736.0	8.7
Transportation and subcontract costs	510.7	5.6	500.0	5.7	469.1	5.6
Fuel	362.4	4.0	500.0	5.7	516.7	6.1
Franchise fees and taxes	443.6	4.9	427.7	4.9	412.5	4.9
Landfill operating costs	151.5	1.7	145.1	1.6	116.4	1.4
Risk management	167.7	1.8	179.4	2.0	158.7	1.9
Cost of goods sold	168.0	1.8	170.9	1.9	132.8	1.6
Other	338.1	3.7	306.8	3.5	295.2	3.5
Subtotal	5,568.6	61.0	5,426.0	61.6	5,126.0	60.9
Bridgeton (insurance recovery) / remediation charge	(50.0)	(0.5)	217.1	2.5	108.7	1.3
Total cost of operations	$5,518.6	60.5%	$5,643.1	64.1%	$5,234.7	62.2%
These cost categories may change from time to time and may not be comparable to similarly titled categories used by other companies. As such, you should take care when comparing our cost of operations by cost component to that of other companies.
Cost of Operations - 2015 compared to 2014
Excluding the impact of the Bridgeton insurance recovery, our cost of operations increased for 2015 compared to 2014, primarily as a result of the following:

•
Labor and related benefits increased due to increased hourly and salaried wages as a result of merit increases, increased headcount, higher collection volumes and acquisitions. Additionally, there was an increase in health care costs.

•
Transfer and disposal costs increased primarily due to higher collection volumes. During both 2015 and 2014, approximately 68% of the total waste volume we collected was disposed at landfill sites that we own or operate (internalization).

•
Maintenance and repairs expense increased due to higher collection volumes, cost of parts, internal labor, third party truck repairs, vehicle complexity and costs associated with our fleet maintenance initiative.

•
Our fuel costs decreased due to lower prices of diesel fuel, our continued conversion to lower cost compressed natural gas (CNG), and higher alternative fuel tax credits recognized in 2015. The national average fuel cost per gallon for 2015 was $2.71 compared to $3.83 for 2014, a decrease of $1.12 or approximately 29%.

At current consumption levels, we believe a twenty-cent per gallon change in the price of diesel fuel would change our fuel costs by approximately $22 million per year.  Offsetting these changes in fuel expense would be changes in our fuel recovery fee charged to our customers.  At current participation rates, we believe a twenty-cent per gallon change in the price of diesel fuel changes our fuel recovery fee by approximately $22 million per year.

•	Franchise fees and taxes increased primarily due to changes in the relative mix of landfill volumes.

•
Risk management expenses decreased primarily due to favorable actuarial developments in our workers' compensation program, partially offset by unfavorable developments in our vehicle liability insurance program.

•	Other expenses increased primarily due to higher facility operating costs, including outside facility maintenance repairs, a lower net gain on sale of operating assets, and property taxes.

•
During 2015, we collected an insurance recovery of $50.0 million related to our closed Bridgeton Landfill in Missouri. As such, we recorded a reduction of remediation expenses. During 2014, we updated our cost and timeline estimates to build and operate a leachate management facility and related infrastructure, manage the remediation area and monitor our Bridgeton Landfill. Accordingly, we recorded environmental remediation charges of $210.6 million. Additionally, we recorded certain remediation charges for the adjacent superfund site.

Cost of Operations – 2014 compared to 2013
Our cost of operations increased for 2014 compared to 2013, primarily as a result of the following:

•
Labor and related benefits increased due to increased hourly and salaried wages as a result of merit increases and higher collection volumes. The Central and East Regions experienced unfavorable weather conditions during the first quarter of 2014, which contributed to increases in labor expense, resulting from lower labor productivity.

•
Transfer and disposal costs increased primarily due to higher collection volumes. During both 2014 and 2013, approximately 68% of the total waste volume we collected was disposed at landfill sites that we own or operate (internalization).

•
Maintenance and repairs expense increased due to higher collection volume, cost of parts, internal labor, third party truck repairs, vehicle complexity and costs associated with our fleet maintenance initiative.

•	Transportation and subcontract costs increased primarily due to new National Accounts contracts and subcontracted work resulting from growth in landfill special waste volume.

•
Our fuel costs decreased due to our continued conversion to lower cost CNG, lower prices of diesel fuel, and higher alternative fuel tax credits recognized in 2014. The national average fuel cost per gallon for 2014 was $3.83 compared to $3.92 for 2013, a decrease of $0.09 or approximately 2%.

•	Franchise fees and taxes increased due primarily to volume increases in our landfill line of business.

•
Landfill operating expenses increased due to volume increases in our landfill line of business. Additionally, during 2013, we recorded favorable remediation adjustments of $17.1 million, of which $15.0 million relates to changes in the estimated timing of payments for our remediation obligations, which did not recur in 2014.

•
Risk management expenses increased primarily due to unfavorable actuarial developments in our vehicle liability program in 2014, compared to favorable actuarial developments in our workers' compensation, vehicle liability and general liability insurance programs in 2013. During 2014, we continued to see favorable developments in our workers' compensation program.

•
Cost of goods sold relates to rebates paid for volumes delivered to our recycling facilities. Cost of goods sold increased primarily due to an increase in brokering and production of recycled commodity volumes.

•
Other expenses increased primarily due to higher facility operating costs, including property taxes related to infrastructure investments. Other expenses also increased due to higher utility costs associated with the unfavorable weather conditions experienced in our Central and East Regions during the first quarter of 2014, as well as $4.8 million of 2012 alternative fuel tax credits recognized during the first quarter of 2013, that did not recur in 2014.

•
During 2014, we updated our cost and timeline estimates to build and operate a leachate management facility and related infrastructure, manage the remediation area and monitor our Bridgeton Landfill. Accordingly, we recorded environmental remediation charges of $210.6 million. Additionally, we recorded certain remediation charges for the adjacent superfund site. During 2013, we recorded environmental remediation charges in the amount of $108.7 million to manage the remediation area and monitor the site.

Depreciation, Amortization and Depletion of Property and Equipment
The following table summarizes depreciation, amortization and depletion of property and equipment for the years ended December 31, 2015, 2014 and 2013 (in millions of dollars and as a percentage of revenue):

	2015		2014		2013
Depreciation and amortization of property and equipment	$613.4	6.8%	$575.5	6.5%	$544.8	6.5%
Landfill depletion and amortization	285.3	3.1	263.0	3.0	261.9	3.1
Depreciation, amortization and depletion expense	$898.7	9.9%	$838.5	9.5%	$806.7	9.6%
Depreciation, Amortization and Depletion of Property and Equipment - 2015 compared to 2014
Depreciation and amortization of property and equipment increased primarily due to higher acquisition costs of replacement vehicles, increased trucks to support volume growth, additional assets acquired with our acquisitions, and an increased number of CNG vehicles in our fleet, which are more expensive to purchase than diesel vehicles. In addition, we made increased investments in new and upgraded recycling infrastructure projects that became operational over the past several quarters.
Landfill depletion and amortization expense increased primarily due to increased landfill disposal volumes and an overall increase in our average depletion rate. Additionally, during 2015, we recorded favorable amortization adjustments of $0.7 million relative to asset retirement obligations, compared to favorable amortization adjustments of $13.3 million during 2014.
Depreciation, Amortization and Depletion of Property and Equipment - 2014 compared to 2013
Depreciation and amortization of property and equipment increased primarily due to higher acquisition costs of replacement vehicles and an increased number of CNG vehicles in our fleet. In addition, we made increased investments in new and upgraded recycling infrastructure projects.
Landfill depletion and amortization expense increased primarily due to increased landfill disposal volumes and an overall increase in our average depletion rate. Offsetting these increases were favorable amortization adjustments of $13.3 million that were recognized in 2014 relative to asset retirement obligations, compared to favorable adjustments of $0.3 million in 2013. Included in these favorable adjustments are increases in deemed probable expansion airspace at certain of our active solid waste landfills.
Amortization of Other Intangible Assets and Other Assets
Expenses for amortization of other intangible assets and other assets were $71.9 million, $68.4 million and $70.7 million for the years ended December 31, 2015, 2014 and 2013, respectively, or 0.8% of revenue for each of 2015, 2014 and 2013. Our other intangible assets and other assets primarily relate to customer relationships, franchise agreements, other municipal agreements, favorable lease assets and, to a lesser extent, non-compete agreements and trade names. The increase in amortization expense is the result of assets acquired in the acquisitions of various waste businesses throughout the year, partially offset by certain intangible assets now being fully amortized.
Accretion Expense
Accretion expense was $79.4 million, $78.0 million and $76.6 million, or 0.9% of revenue, for each of the years ended December 31, 2015, 2014 and 2013, respectively. Accretion expense has remained relatively unchanged as our asset retirement obligations remained relatively consistent period over period.
Selling, General and Administrative Expenses
Selling, general and administrative expenses include salaries, health and welfare benefits, and incentive compensation for corporate and field general management, field support functions, sales force, accounting and finance, legal, management information systems, and clerical and administrative departments. Other expenses include rent and office costs, fees for professional services provided by third parties, legal settlements, marketing, investor and community relations services, directors’ and officers’ insurance, general employee relocation, travel, entertainment and bank charges. Restructuring charges are excluded from selling, general and administrative expenses and are discussed separately below.
The following table summarizes our selling, general and administrative expenses for the years ended December 31, 2015, 2014 and 2013 (in millions of dollars and as a percentage of revenue):

	2015		2014		2013
Salaries	$636.6	7.0%	$579.8	6.6%	$545.4	6.5%
Provision for doubtful accounts	22.7	0.2	22.6	0.3	16.1	0.2
Other	323.8	3.6	316.5	3.5	292.3	3.4
Total selling, general and administrative expenses	$983.1	10.8%	$918.9	10.4%	$853.8	10.1%
These cost categories may change from time to time and may not be comparable to similarly titled categories used by other companies. As such, you should take care when comparing our selling, general and administrative expenses by cost component to those of other companies.
Selling, General and Administrative Expenses – 2015 compared to 2014
Salaries increased primarily due to higher wages, benefits, and other payroll related items resulting from merit increases and increased headcount, as well as higher management incentive compensation.
Other selling, general and administrative expenses increased primarily due to costs associated with strategic growth initiatives, as well as acquisition-related transaction and integration costs primarily associated with our acquisition of Tervita in February 2015. This increase was partially offset by favorable litigation results during 2015.
Selling, General and Administrative Expenses – 2014 compared to 2013
Salaries increased primarily due to higher wages resulting from merit increases, increased headcount and management incentive pay.
Provision for doubtful accounts increased primarily due to a net favorable adjustment, recorded in our corporate segment in 2013, of $8.3 million resulting from a change in our estimated future bad debts.
Other selling, general and administrative expenses increased primarily due to costs associated with strategic growth initiatives, as well as costs incurred with the acquisition of various solid waste businesses.
Negotiation and Withdrawal Costs - Central States Pension and Other Funds
During 2015, we recorded charges to earnings of $4.1 million for withdrawal events at the multiemployer pension plan to which we contribute related to our operations in Puerto Rico, as well as $0.4 million of legal charges. During 2014, we recorded charges to earnings of $1.5 million, primarily related to costs associated with our 2013 withdrawal from the Fund. During 2013, we recorded charges to earnings of $157.7 million, primarily related to our negotiation and withdrawal liability from the Fund.
For additional discussion and detail regarding our settlement with the Fund, see our Central States, Southeast and Southwest Areas Pension Fund discussion in Note 11, Employee Benefit Plans, to our consolidated financial statements in Item 8 of this Form 10-K.
Loss (Gain) on Disposition of Assets and Impairments, Net
During 2014, we recorded a charge to earnings of $20.0 million primarily related to costs associated with one of our divested landfills, of which $14.1 million is related to closure and post-closure costs and $5.9 million is related to remediation expenditures. During 2013, we recorded a net gain on disposition of assets of and impairments of $1.9 million, primarily related to the contingent sales price of $1.0 million received in connection with a 2011 business divestiture in our West Region.
We strive to have a number one or number two market position in each of the markets we serve, or have a clear path on how we will achieve a leading market position over time. In situations where we cannot establish a leading market position, or where operations are not generating acceptable returns, we may decide to divest certain assets and reallocate resources to other markets. Asset or business divestitures could result in gains, losses or asset impairment charges that may be material to our results of operations in a given period.
Restructuring Charges
During the fourth quarter of 2012, we announced a restructuring of our field and corporate operations to create a more efficient and competitive company. These changes included consolidating our field regions from four to three and our areas from 28 to 20, relocating office space, and reducing administrative staffing levels. During 2014, we incurred costs of $1.8 million due to a change in estimate of amounts recoverable from sublet income associated with abandoned office space with non-cancellable lease terms. During 2013, we incurred $8.6 million of restructuring charges, which consisted of severance and other employee termination benefits, relocation benefits, and the closure of offices with lease agreements with non-cancelable terms.
Interest Expense
The following table provides the components of interest expense, including accretion of debt discounts and accretion of discounts primarily associated with environmental and risk insurance liabilities assumed in acquisitions (in millions of dollars):

	2015	2014	2013
Interest expense on debt and capital lease obligations	$324.6	$310.3	$319.8
Accretion of debt discounts	7.4	6.6	6.9
Accretion of remediation liabilities and other	39.7	38.2	40.6
Less: capitalized interest	(6.8)	(6.4)	(7.3)
Total interest expense	$364.9	$348.7	$360.0
Total interest expense increased during 2015 due to the issuance of $500.0 million of 3.20% notes in March 2015, as well as borrowings under our Credit Facilities.
During the second half of 2013, we entered into various interest rate swap agreements relative to our 4.750% fixed rate senior notes due in May 2023. These swap agreements, which were designated as fair value hedges, have a total notional value of $300.0 million and resulted in a $7.5 million reduction in interest expense during 2015, compared to a $7.7 million reduction in interest expense during 2014 and a $2.0 million reduction in interest expense during 2013. Additionally, there were lower variable rates on our tax-exempt financings, which also contributed to the reduction in interest expense during 2014.
During 2015, 2014 and 2013, cash paid for interest was $327.6 million, $320.2 million and $324.0 million, respectively.
Loss on Extinguishment of Debt
We refinanced our credit facilities and certain of our tax-exempt financings in 2014, resulting in non-cash charges for deferred issuance costs of $1.4 million. During 2013, we refinanced certain of our tax-exempt financings that resulted in a $2.1 million non-cash charge for deferred issuance costs.
Income Taxes
Our provision for income taxes was $445.5 million, $337.4 million and $262.1 million for 2015, 2014 and 2013, respectively. Our effective income tax rate was 37.3%, 38.1% and 30.8% for 2015, 2014 and 2013, respectively. Our 2015 effective tax rate was favorably impacted by $17.4 million due to the resolution of outstanding tax matters in various states and Puerto Rico. Our 2014 effective tax rate was favorably impacted by $5.1 million due to the realization of tax credits and lower state rates due to changes in estimates. Our 2013 effective tax rate was favorably impacted by approximately $42 million for adjustments to our valuation allowance, primarily due to the determination that it was more likely than not the Company would be able to realize certain state loss carryforwards. In addition, our 2013 effective tax rate was favorably impacted by approximately $14 million due to a settlement for tax years 2009 to 2010 with the Internal Revenue Service appeals division and the Joint Committee of Taxation. Lastly, our 2013 effective tax rate was favorably impacted by the realization of tax credits and lower state rates due to changes in estimates of $9.6 million.
We made income tax payments (net of refunds received) of approximately $321 million, $382 million and $288 million for 2015, 2014 and 2013, respectively.
Income taxes paid in 2015 reflect the favorable tax depreciation provisions of the Protecting Americans from Tax Hikes Act signed into law in December 2015. This legislation extends bonus depreciation for property placed in service through 2019. Bonus depreciation for assets placed in service in 2015 to 2017 is 50% and decreases to 40% in 2018 and 30% in 2019.

Income taxes paid in 2014 reflect the favorable tax depreciation provisions of the Tax Increase Protection Act of 2014, signed into law in December 2014. This legislation extended 50% bonus depreciation for property placed in service during 2014.
Income taxes paid in 2013 reflect the favorable tax depreciation provisions of the American Tax Relief Act of 2012 signed into law in January 2013. This legislation extended 50% bonus depreciation for property placed in service during 2013.
For additional discussion and detail regarding our income taxes, see Note 10, Income Taxes, to our consolidated financial statements in Item 8 of this Form 10-K.
Reportable Segments
In January 2016, we realigned our field support functions by eliminating our three region offices and creating two field groups, consolidating and reducing the number of area offices, and streamlining select operational support roles at our Phoenix headquarters. Following our restructuring, our senior management now evaluates, oversees and manages the financial performance of our operations through two field groups, referred to as Group 1 and Group 2. Group 1 primarily consists of geographic areas located in the western and midwestern United States, and Group 2 primarily consists of geographic areas located in Texas, the southeastern United States and the eastern seaboard of the United States.
Group 1 and Group 2, which provide integrated waste management services consisting of non-hazardous solid waste collection, transfer, recycling, disposal and energy services, are presented below as our reportable segments.
Summarized financial information concerning our reportable segments for the years ended December 31, 2015, 2014 and 2013 is shown in the following table (in millions of dollars and as a percentage of revenue in the case of operating margin):

	Net Revenue	Depreciation, Amortization, Depletion and Accretion Before Adjustments for Asset Retirement Obligations	Adjustments to Amortization Expense for Asset Retirement Obligations	Depreciation, Amortization, Depletion and Accretion	(Loss) Gain on Disposition of Assets and Impairments, Net	Operating Income (Loss)	Operating Margin
2015:
Group 1	$4,025.9	$397.5	$1.4	$398.9	$—	$857.2	21.3%
Group 2	4,924.5	544.2	(1.6)	542.6	—	953.5	19.4
Corporate entities	164.6	109.0	(0.5)	108.5	—	(251.9)
Total	$9,115.0	$1,050.7	$(0.7)	$1,050.0	$—	$1,558.8	17.1%
2014:
Group 1	$3,835.9	$375.1	$(6.2)	$368.9	$—	$826.0	21.5%
Group 2	4,789.2	516.1	(8.8)	507.3	—	938.6	19.6
Corporate entities	178.2	107.0	1.7	108.7	(20.0)	(531.5)
Total	$8,803.3	$998.2	$(13.3)	$984.9	$(20.0)	$1,233.1	14.0%
2013:
Group 1	$3,653.9	$366.2	$(3.3)	$362.9	$—	$750.0	20.5%
Group 2	4,638.0	479.0	2.1	481.1	—	976.6	21.1
Corporate entities	125.3	109.1	0.9	110.0	1.9	(516.3)
Total	$8,417.2	$954.3	$(0.3)	$954.0	$1.9	$1,210.3	14.4%
Corporate entities include legal, tax, treasury, information technology, risk management, human resources, closed landfills and other administrative functions. National Accounts revenue included in corporate entities represents the portion of revenue generated from nationwide contracts in markets outside our operating areas where the associated waste handling services are subcontracted to local operators. Consequently, substantially all of this revenue is offset with related subcontract costs, which are recorded in cost of operations.
Significant changes in the revenue and operating margins of our reportable segments for 2015 compared to 2014, and 2014 compared to 2013, are discussed below.
2015 compared to 2014
Group 1
Revenue for 2015 increased 5.0% from 2014 primarily due to acquisitions, including a waste management contract with the County of Sonoma, California that was executed in April 2015. Excluding the impact of acquisitions, revenue increased due to increases in average yield in all lines of business and volume increases in all collection lines of business. Additionally, revenue increased due to volume increases in our landfill municipal solid waste and construction and demolition lines of business. Partially offsetting these revenue increases was lower recycled commodity revenue due to the decline in commodity prices.
Operating income in Group 1 increased from $826.0 million for 2014 to $857.2 million for 2015. Operating margin decreased from 21.5% for 2014 to 21.3% for 2015. The following cost categories impacted operating income:

•
Cost of operations favorably impacted operating income margin primarily due to lower fuel costs resulting from lower prices of diesel fuel, partially offset by higher labor and related benefits, repair and maintenance costs, and transfer and disposal costs.

•
Depreciation and amortization of property and equipment unfavorably impacted operating income margin primarily due to higher asset acquisition costs. Landfill depletion and amortization also was unfavorably impacted by an unfavorable amortization adjustment of $1.4 million in 2015, compared to a favorable amortization adjustment of $6.2 million that occurred during 2014 primarily due to an increase in deemed airspace at one of our active landfills.

•	For 2015, the selling, general and administrative expenses margin impact was flat for Group 1.
Group 2
Revenue for 2015 increased 2.8% from 2014 primarily due to to acquisitions. Excluding the impact of acquisitions, revenue increased due to increases in average yield in all collection lines of business, and volume increases in our large-container industrial and residential collection and transfer station lines of business. These increases were partially offset by declines in volume in our landfill line of business resulting from lower base energy services waste volumes. Additionally, we recognized lower recycled commodity revenue due to the decline in commodity prices.
Operating income in Group 2 increased from $938.6 million for 2014, or a 19.6% operating margin, to $953.5 million for 2015, or a 19.4% operating margin. Overall, our operating margins were unfavorably impacted due to the impact of commodity prices on our recycling business and higher integration, transition and operating costs in our acquired energy services business. The following cost categories impacted operating income:

•
Cost of operations favorably impacted operating income margin primarily due to lower fuel costs resulting from lower prices of diesel fuel. These favorable items were partially offset by higher labor and related benefits and repair and maintenance costs.

•
Depreciation and amortization of property and equipment unfavorably impacted operating income margin due to higher acquisition costs of replacement vehicles. Landfill depletion and amortization also unfavorably impacted operating income margin due to higher favorable amortization adjustments in 2014. During 2015, we recognized favorable amortization adjustments of $1.6 million, compared to favorable amortization adjustments of $8.8 million during 2014.

•
Selling, general and administrative expenses unfavorably impacted operating income margin primarily due to higher wages and payroll related items resulting from merit increases and increased headcount, as well as higher management incentive compensation. This unfavorable impact was partially offset by favorable legal settlements from matters occurring in the ordinary course of business, compared to unfavorable legal settlement charges during 2014.

Corporate Entities
Operating loss in our Corporate Entities decreased from $531.5 million for 2014 to $251.9 million for 2015 primarily due to an insurance recovery of $50.0 million related to our closed Bridgeton Landfill during 2015, compared to unfavorable remediation and litigation adjustments in 2014 of $227.1 million.
2014 compared to 2013
Group 1
Revenue for 2014 increased 5.0% from 2013 due to increases in average yield in all core lines of business and increases in volume in our collection and landfill lines of business. Volume increases in our landfill line of business were primarily attributable to increased special waste volumes.
Operating income for Group 1 increased from $750.0 million for 2013, or a 20.5% operating margin, to $826.0 million for 2014, or a 21.5% operating margin, primarily as a result of increased revenue and the following:

•	Cost of operations favorably impacted operating income margin primarily due to decreased fuel costs resulting from lower diesel fuel prices, partially offset by higher cost of goods sold.

•
Landfill depletion and amortization was favorably impacted by the favorable amortization adjustment of $6.2 million in 2014, compared to the favorable amortization adjustment of $3.3 million that occurred during 2013 due to an increase in deemed airspace at one of our active landfills. An overall decrease in the average depletion rate also favorably impacted operating income margin.

•
Selling, general and administrative expenses favorably impacted operating income margin during 2014 due to $1.6 million of legal settlement charges incurred, compared to $8.4 million of legal settlement charges incurred during 2013, from matters occurring in the ordinary course of business.

Group 2
Revenue for 2014 increased 3.3% from 2013 primarily due to increases in average yield in all core lines of business. Volumes increased in our small-container commercial and large-container industrial collection, transfer station, and landfill special waste and construction and demolition lines of business, but were partially offset by the decline in volume in our residential collection line of business and decreased municipal solid waste volumes. These increases were also partially offset by lower recycled commodity revenue.
Operating income in Group 2 decreased from $976.6 million for 2013, or a 21.1% operating margin, to $938.6 million for 2014, or a 19.6% operating margin. The following cost categories impacted operating income:

•
Cost of operations unfavorably impacted operating income margin primarily due to higher repair and maintenance costs, increased labor and benefits, and higher utility costs resulting largely from unfavorable weather conditions during the first quarter of 2014. These unfavorable items were partially offset by decreased fuel costs due to lower diesel fuel prices.

•
Depreciation and amortization of property and equipment unfavorably impacted operating income margin due to higher acquisition costs of replacement vehicles. Landfill depletion and amortization unfavorably impacted operating income margin due to an overall increase in the average depletion rate resulting from the acquisition of the San Angelo Landfill in the third quarter of 2014, partially offset by favorable adjustments for asset retirement obligations of $8.8 million, compared to net unfavorable adjustments of $2.1 million in 2013.

•
Selling, general and administrative expenses unfavorably impacted operating income primarily due to $16.6 million of legal settlement charges from matters occurring in the ordinary course of business, compared to favorable legal settlements recorded during 2013 of $16.1 million that resulted from legal matters occurring in the ordinary course of business.

Corporate Entities
Operating loss in our Corporate Entities increased from $516.3 million for 2013 to $531.5 million for 2014. The increase in operating loss primarily relates to unfavorable remediation and litigation adjustments in 2014 of $227.1 million recorded at our closed Bridgeton Landfill, compared to $108.7 million recorded in 2013. Additionally, during 2013 we recorded a net favorable adjustment of $8.3 million resulting from a change in our estimated future bad debts, favorable remediation adjustments of $17.1 million relating to changes in the estimated timing of payments for our remediation obligations and a favorable remediation adjustment for a closed landfill site of $12.1 million, which did not recur in 2014. Partially offsetting this increase in operating loss was a charge to earnings of $140.7 million in 2013 for our partial withdrawal liability from the Fund and Puerto Rico multiemployer pension plans, which also did not recur in 2014.

Landfill and Environmental Matters
Our landfill costs include daily operating expenses, costs of capital for cell development, costs for final capping, closure and post-closure, and the legal and administrative costs of ongoing environmental compliance. Daily operating expenses include leachate treatment and disposal, methane gas and groundwater monitoring and system maintenance, interim cap maintenance, and costs associated with applying daily cover materials. We expense all indirect landfill development costs as they are incurred. We use life cycle accounting and the units-of-consumption method to recognize certain direct landfill costs related to landfill development. In life cycle accounting, certain direct costs are capitalized and charged to depletion expense based on the consumption of cubic yards of available airspace. These costs include all costs to acquire and construct a site, including excavation, natural and synthetic liners, construction of leachate collection systems, installation of methane gas collection and monitoring systems, installation of groundwater monitoring wells, and other costs associated with acquiring and developing the site. Obligations associated with final capping, closure and post-closure are capitalized and amortized on a units-of-consumption basis as airspace is consumed.

Cost and airspace estimates are developed at least annually by engineers. Our operating and accounting personnel use these estimates to adjust the rates we use to expense capitalized costs. Changes in these estimates primarily relate to changes in costs, available airspace, inflation and applicable regulations. Changes in available airspace include changes in engineering estimates, changes in design and changes due to the addition of airspace lying in expansion areas that we believe have a probable likelihood of being permitted.
Available Airspace

	Balance as of December 31, 2014	New Expansions Undertaken	Landfills Acquired, Net of Divestitures	Permits Granted, Net of Closures	Airspace Consumed	Changes in Engineering Estimates	Balance as of December 31, 2015
Cubic yards (in millions):
Permitted airspace	4,584.1	—	7.2	61.6	(77.0)	100.6	4,676.5
Probable expansion airspace	261.7	56.4		(23.7)	—	(4.3)	290.1
Total cubic yards (in millions)	4,845.8	56.4	7.2	37.9	(77.0)	96.3	4,966.6
Number of sites:
Permitted airspace	189		4	—			193
Probable expansion airspace	10	4		(2)			12

	Balance as of December 31, 2013	New Expansions Undertaken	Landfills Acquired, Net of Divestitures	Permits Granted, Net of Closures	Airspace Consumed	Changes in Engineering Estimates	Balance as of December 31, 2014
Cubic yards (in millions):
Permitted airspace	4,650.6	—	—	79.8	(74.6)	(71.7)	4,584.1
Probable expansion airspace	222.9	66.5	—	(59.4)	—	31.7	261.7
Total cubic yards (in millions)	4,873.5	66.5	—	20.4	(74.6)	(40.0)	4,845.8
Number of sites:
Permitted airspace	190			(1)			189
Probable expansion airspace	9	4		(3)			10

	Balance as of December 31, 2012	New Expansions Undertaken	Landfills Acquired, Net of Divestitures	Permits Granted, Net of Closures	Airspace Consumed	Changes in Engineering Estimates	Balance as of December 31, 2013
Cubic yards (in millions):
Permitted airspace	4,562.5	—	—	164.4	(73.3)	(3.0)	4,650.6
Probable expansion airspace	260.4	18.6	—	(51.1)	—	(5.0)	222.9
Total cubic yards (in millions)	4,822.9	18.6	—	113.3	(73.3)	(8.0)	4,873.5
Number of sites:
Permitted airspace	191			(1)			190
Probable expansion airspace	10	1		(2)			9
Changes in engineering estimates typically include modifications to the available disposal capacity of a landfill based on a refinement of the capacity calculations resulting from updated information.
As of December 31, 2015, we owned or operated 193 active solid waste landfills with total available disposal capacity estimated to be 4,966.6 million in-place cubic yards. Total available disposal capacity represents the sum of estimated permitted airspace plus an estimate of probable expansion airspace. Engineers develop these estimates at least annually using information provided by annual aerial surveys. As of December 31, 2015, total available disposal capacity is estimated to be 4,676.5 million in-place cubic yards of permitted airspace plus 290.1 million in-place cubic yards of probable expansion airspace. Before airspace included in an expansion area is determined to be probable expansion airspace and, therefore, included in our calculation of total available disposal capacity, it must meet all of our expansion criteria. See Note 2, Summary of Significant Accounting Policies, and Note 8, Landfill and Environmental Costs, to our consolidated financial statements in Item 8 of this Form 10-K for further information. Also see our "Critical Accounting Judgments and Estimates" section of this Management's Discussion and Analysis of Financial Condition and Results of Operations.

As of December 31, 2015, twelve of our landfills met all of our criteria for including their probable expansion airspace in their total available disposal capacity. At projected annual volumes, these twelve landfills have an estimated remaining average site life of 46 years, including probable expansion airspace. The average estimated remaining life of all of our landfills is 65 years. We have other expansion opportunities that are not included in our total available airspace because they do not meet all of our criteria for treatment as probable expansion airspace.
The following table reflects the estimated operating lives of our active landfill sites based on available and probable disposal capacity using current annual volumes as of December 31, 2015:

	Number of Sites without Probable Expansion Airspace	Number of Sites with Probable Expansion Airspace	Total Sites	Percent of Total
0 to 5 years	19	—	19	9.8%
6 to 10 years	14	—	14	7.3
11 to 20 years	34	2	36	18.7
21 to 40 years	41	3	44	22.7
41+ years	73	7	80	41.5
Total	181	12	193	100.0%
Final Capping, Closure and Post-Closure Costs
As of December 31, 2015, accrued final capping, closure and post-closure costs were $1,181.6 million, of which $87.4 million were current and $1,094.2 million were long-term as reflected in our consolidated balance sheets in accrued landfill and environmental costs included in Item 8 of this Form 10-K.
Remediation and Other Charges for Landfill Matters
It is reasonably possible that we will need to adjust our liabilities to reflect the effects of new or additional information, to the extent that such information impacts the costs, timing or duration of the required actions. Future changes in our estimates of the costs, timing or duration of the required actions could have a material adverse effect on our consolidated financial position, results of operations or cash flows.
The following is a discussion of certain of our significant remediation matters:
Bridgeton Landfill.  During the year ended December 31, 2015, we paid $34.5 million related to management and monitoring of the remediation area for our closed Bridgeton Landfill in Missouri. We continue to work with state and federal regulatory agencies on our remediation efforts.  From time to time, this may require us to modify our future operating timeline and procedures, which could result in changes to our expected liability. As of December 31, 2015, the remediation liability recorded for this site is $217.5 million, of which $21.7 million is expected to be paid during 2016. We believe the remaining reasonably possible high end of our range would be approximately $164 million higher than the amount recorded as of December 31, 2015.
During 2015, we collected an insurance recovery of $50.0 million related to our Bridgeton Landfill. As such, we recorded a reduction of remediation expenses included in our cost of operations during the year ended December 31, 2015.
Congress Landfill. In August 2010, Congress Development Company agreed with the State of Illinois to have a Final Consent Order (Final Order) entered by the Circuit Court of Illinois, Cook County. Pursuant to the Final Order, we agreed to continue to implement certain remedial activities at the Congress Landfill. The remediation liability recorded as of December 31, 2015 is $78.5 million, of which $3.4 million is expected to be paid during 2016. We believe the remaining reasonably possible high end of our range would be approximately $16 million higher than the amount recorded as of December 31, 2015. Because favorable developments have occurred with respect to (1) the volume of leachate pumped at the site and (2) our ability to dispose of leachate in the local publicly owned treatment works, we no longer need to expand the onsite treatment facility and our expected costs have decreased from prior years. Further, the majority of the Final Order requirements have been satisfied and the site now is primarily going through routine operation for a closed landfill. Accordingly, we will omit the Congress Landfill from future reports.

Investment in Landfills
The following tables reflect changes in our investment in landfills for the years ended December 31, 2015, 2014 and 2013 and the future expected investment as of December 31, 2015 (in millions):

	Balance as of December 31, 2014	Capital Additions	Retirements	Acquisitions Net of Divestitures	Non-cash Additions for Asset Retirement Obligations	Additions Charged to Expense	Impairments, Transfers and Other Adjustments	Adjustments for Asset Retirement Obligations	Balance as of December 31, 2015
Non-depletable landfill land	$162.2	$1.9	$—	$—	$—	$—	$1.5	$—	$165.6
Landfill development costs	5,645.3	4.6	—	173.1	39.4	—	235.4	(19.7)	6,078.1
Construction-in-progress -landfill	140.8	287.6	—	—	—	—	(236.8)	—	191.6
Accumulated depletion and amortization	(2,437.4)	—	—	—	—	(286.7)	0.5	0.6	(2,723.0)
Net investment in landfill land and development costs	$3,510.9	$294.1	$—	$173.1	$39.4	$(286.7)	$0.6	$(19.1)	$3,712.3

	Balance as of December 31, 2013	Capital Additions	Retirements	Acquisitions Net of Divestitures	Non-cash Additions for Asset Retirement Obligations	Additions Charged to Expense	Impairments, Transfers and Other Adjustments	Adjustments for Asset Retirement Obligations	Balance as of December 31, 2014
Non-depletable landfill land	$164.2	$—	$(2.0)	$—	$—	$—	$—	$—	$162.2
Landfill development costs	5,392.7	4.9	(0.3)	26.6	38.6	—	195.0	(12.2)	5,645.3
Construction-in-progress -landfill	72.5	261.5	—	—	—	—	(193.2)	—	140.8
Accumulated depletion and amortization	(2,160.2)	—	0.1	—	—	(276.5)	—	(0.8)	(2,437.4)
Net investment in landfill land and development costs	$3,469.2	$266.4	$(2.2)	$26.6	$38.6	$(276.5)	$1.8	$(13.0)	$3,510.9

	Balance as of December 31, 2012	Capital Additions	Retirements	Acquisitions Net of Divestitures	Non-cash Additions for Asset Retirement Obligations	Additions Charged to Expense	Impairments, Transfers and Other Adjustments	Adjustments for Asset Retirement Obligations	Balance as of December 31, 2013
Non-depletable landfill land	$166.0	$2.3	$(4.3)	$—	$—	$—	$0.2	$—	$164.2
Landfill development costs	5,018.0	2.6	—	—	36.5	—	323.6	12.0	5,392.7
Construction-in-progress -landfill	134.5	259.5	—	—	—	—	(321.5)	—	72.5
Accumulated depletion and amortization	(1,896.4)	—	—	—	—	(262.2)	(1.9)	0.3	(2,160.2)
Net investment in landfill land and development costs	$3,422.1	$264.4	$(4.3)	$—	$36.5	$(262.2)	$0.4	$12.3	$3,469.2

	Balance as of December 31, 2015	Expected Future Investment	Total Expected Investment
Non-depletable landfill land	$165.6	$—	$165.6
Landfill development costs	6,078.1	8,153.3	14,231.4
Construction-in-progress - landfill	191.6	—	191.6
Accumulated depletion and amortization	(2,723.0)	—	(2,723.0)
Net investment in landfill land and development costs	$3,712.3	$8,153.3	$11,865.6
The following table reflects our net investment in our landfills, excluding non-depletable land, and our depletion, amortization and accretion expense for the years ended December 31, 2015, 2014 and 2013:

	2015	2014	2013
Number of landfills owned or operated	193	189	190
Net investment, excluding non-depletable land (in millions)	$3,546.7	$3,348.7	$3,305.0
Total estimated available disposal capacity (in millions of cubic yards)	4,966.6	4,845.8	4,873.5
Net investment per cubic yard	$0.71	$0.69	$0.68
Landfill depletion and amortization expense (in millions)	$285.3	$263.0	$261.9
Accretion expense (in millions)	79.4	78.0	76.6
	364.7	341.0	338.5
Airspace consumed (in millions of cubic yards)	77.0	74.6	73.3
Depletion, amortization and accretion expense per cubic yard of airspace consumed	$4.74	$4.57	$4.62
During 2015 and 2014, our average compaction rate was approximately 2,000 pounds per cubic yard based on a three-year historical moving average.
As of December 31, 2015, we expect to spend an estimated additional $8.2 billion on existing landfills, primarily related to cell construction and environmental structures, over their remaining lives. Our total expected investment, excluding non-depletable land, estimated to be $11.7 billion, or $2.36 per cubic yard, is used in determining our depletion and amortization expense based on airspace consumed using the units-of-consumption method.

Property and Equipment
The following tables reflect the activity in our property and equipment accounts for the years ended December 31, 2015, 2014 and 2013 (in millions of dollars):

	Gross Property and Equipment
	Balance as of December 31, 2014	Capital Additions	Retirements	Acquisitions, Net of Divestitures	Non-Cash Additions for Asset Retirement Obligations	Adjustments for Asset Retirement Obligations	Impairments, Transfers and Other Adjustments	Balance as of December 31, 2015
Land	$401.3	$0.3	$(0.6)	$23.6	$—	$—	$0.8	$425.4
Non-depletable landfill land	162.2	1.9	—	—	—	—	1.5	165.6
Landfill development costs	5,645.3	4.6	—	173.1	39.4	(19.7)	235.4	6,078.1
Vehicles and equipment	5,834.1	547.4	(301.1)	78.5	—	—	52.9	6,211.8
Buildings and improvements	1,002.3	47.3	(3.9)	54.9	—	—	(2.0)	1,098.6
Construction-in-progress - landfill	140.8	287.6	—	—	—	—	(236.8)	191.6
Construction-in-progress - other	10.1	66.7	—	1.4	—	—	(52.7)	25.5
Total	$13,196.1	$955.8	$(305.6)	$331.5	$39.4	$(19.7)	$(0.9)	$14,196.6

	Accumulated Depreciation, Amortization and Depletion
	Balance as of December 31, 2014	Additions Charged to Expense	Retirements	Acquisitions, Net of Divestitures	Adjustments for Asset Retirement Obligations	Impairments, Transfers and Other Adjustments	Balance as of December 31, 2015
Landfill development costs	$(2,437.4)	$(286.7)	$—	$—	$0.6	$0.5	$(2,723.0)
Vehicles and equipment	(3,273.3)	(566.6)	284.5	—	—	0.4	(3,555.0)
Buildings and improvements	(320.1)	(48.8)	3.0	—	—	0.1	(365.8)
Total	$(6,030.8)	$(902.1)	$287.5	$—	$0.6	$1.0	$(6,643.8)

	Gross Property and Equipment
	Balance as of December 31, 2013	Capital Additions	Retirements	Acquisitions, Net of Divestitures	Non-Cash Additions for Asset Retirement Obligations	Adjustments for Asset Retirement Obligations	Impairments, Transfers and Other Adjustments	Balance as of December 31, 2014
Land	$377.6	$0.7	$(2.8)	$25.7	$—	$—	$0.1	$401.3
Non-depletable landfill land	164.2	—	(2.0)	—	—	—	—	162.2
Landfill development costs	5,392.7	4.9	(0.3)	26.6	38.6	(12.2)	195.0	5,645.3
Vehicles and equipment	5,403.7	530.4	(155.3)	39.1	—	—	16.2	5,834.1
Buildings and improvements	935.6	28.9	(3.3)	11.3	—	—	29.8	1,002.3
Construction-in-progress - landfill	72.5	261.5	—	—	—	—	(193.2)	140.8
Construction-in-progress - other	13.3	48.7	—	—	—	—	(51.9)	10.1
Total	$12,359.6	$875.1	$(163.7)	$102.7	$38.6	$(12.2)	$(4.0)	$13,196.1

	Accumulated Depreciation, Amortization and Depletion
	Balance as of December 31, 2013	Additions Charged to Expense	Retirements	Acquisitions, Net of Divestitures	Adjustments for Asset Retirement Obligations	Impairments, Transfers and Other Adjustments	Balance as of December 31, 2014
Landfill development costs	$(2,160.2)	$(276.5)	$0.1	$—	$(0.8)	$—	$(2,437.4)
Vehicles and equipment	(2,883.8)	(535.0)	145.4	—	—	0.1	(3,273.3)
Buildings and improvements	(278.8)	(42.6)	1.1	—	—	0.2	(320.1)
Total	$(5,322.8)	$(854.1)	$146.6	$—	$(0.8)	$0.3	$(6,030.8)

	Gross Property and Equipment
	Balance as of December 31, 2012	Capital Additions	Retirements	Acquisitions, Net of Divestitures	Non-Cash Additions for Asset Retirement Obligations	Adjustments for Asset Retirement Obligations	Impairments, Transfers and Other Adjustments	Balance as of December 31, 2013
Land	$376.9	$0.1	$(1.1)	$—	$—	$—	$1.7	$377.6
Non-depletable landfill land	166.0	2.3	(4.3)	—	—	—	0.2	164.2
Landfill development costs	5,018.0	2.6	—	—	36.5	12.0	323.6	5,392.7
Vehicles and equipment	4,946.4	546.9	(144.6)	18.0	—	—	37.0	5,403.7
Buildings and improvements	864.2	28.9	(2.0)	0.1	—	—	44.4	935.6
Construction-in-progress - landfill	134.5	259.5	—	—	—	—	(321.5)	72.5
Construction-in-progress - other	53.3	42.3	—	—	—	—	(82.3)	13.3
Total	$11,559.3	$882.6	$(152.0)	$18.1	$36.5	$12.0	$3.1	$12,359.6

	Accumulated Depreciation, Amortization and Depletion
	Balance as of December 31, 2012	Additions Charged to Expense	Retirements	Acquisitions, Net of Divestitures	Adjustments for Asset Retirement Obligations	Impairments, Transfers and Other Adjustments	Balance as of December 31, 2013
Landfill development costs	$(1,896.4)	$(262.2)	$—	$—	$0.3	$(1.9)	$(2,160.2)
Vehicles and equipment	(2,512.3)	(507.7)	135.8	—	—	0.4	(2,883.8)
Buildings and improvements	(240.3)	(39.7)	1.5	—	—	(0.3)	(278.8)
Total	$(4,649.0)	$(809.6)	$137.3	$—	$0.3	$(1.8)	$(5,322.8)

Liquidity and Capital Resources
The major components of changes in cash flows for 2015, 2014 and 2013 are discussed in the following paragraphs. The following table summarizes our cash flow from operating activities, investing activities and financing activities for the years ended December 31, 2015, 2014 and 2013 (in millions of dollars):

	2015	2014	2013
Net cash provided by operating activities	$1,679.7	$1,529.8	$1,548.2
Net cash used in investing activities	(1,482.8)	(959.8)	(933.9)
Net cash used in financing activities	(239.7)	(708.1)	(468.6)
Cash Flows Provided by Operating Activities
The most significant items affecting the comparison of our operating cash flows for 2015 and 2014 are summarized below:
Changes in assets and liabilities, net of effects from business acquisitions and divestitures, decreased our cash flow from operations by $316.7 million in 2015, compared to a decrease of $295.6 million in 2014, primarily as a result of the following:

•
Our accounts receivable, exclusive of the change in allowance for doubtful accounts and customer credits, increased $15.7 million during 2015 due to the timing of billings net of collections, compared to a $54.3 million increase in 2014. As of December 31, 2015 and 2014, our days sales outstanding were 38 days, or 26 and 25 days net of deferred revenue, respectively.

•	Our accounts payable increased $35.6 million and $3.3 million during 2015 and 2014, respectively, due to the timing of payments as of December 31, 2015.

•	Cash paid for capping, closure and post-closure obligations was $33.8 million higher during 2015 compared to 2014 primarily due to required capping at one of our landfills that closed during 2015.

•	Cash paid for remediation obligations was $19.4 million lower during 2015 compared to 2014 primarily due to remediation activity at our closed Bridgeton Landfill.

•	In December 2015 we settled outstanding liabilities with respect to the withdrawal events and paid $153.5 million to the Fund.
In addition, cash paid for income taxes was approximately $321 million and $382 million for 2015 and 2014, respectively. Income taxes paid in 2015 reflect the favorable tax depreciation provisions of the Protecting Americans from Tax Hikes Act signed into law in December 2015. Cash paid for interest was $327.6 million and $320.2 million for 2015 and 2014, respectively.
The most significant items affecting the comparison of our operating cash flows for 2014 and 2013 are summarized below:
Changes in assets and liabilities, net of effects of business acquisitions and divestitures, decreased our cash flow from operations by $295.6 million in 2014, compared to a decrease of $256.6 million in 2013, primarily as a result of the following:

•
Our accounts receivable, exclusive of the change in allowance for doubtful accounts and customer credits, increased $54.3 million during 2014 due to the timing of billings, net of collections, compared to a $61.6 million increase in 2013. As of December 31, 2014 and 2013, our days sales outstanding were 38 days, or 25 and 26 days net of deferred revenue, respectively.

•	Our prepaid expenses and other assets increased $41.3 million during 2014 which is primarily due to the timing of withdrawals to fund payroll, compared to an $11.4 million increase in 2013.

•	Our accounts payable increased $3.3 million and $37.9 million during 2014 and 2013, respectively, due to the timing of payments as of December 31, 2014.

•
Cash paid for restructuring expenditures was $14.5 million lower during 2014 compared to 2013 due to the expiration of severance and other employee termination benefits, relocation benefits and the closure of offices with lease agreements with non-cancelable terms associated with our restructuring activities during the fourth quarter of 2012.

•
Cash paid for capping, closure and post-closure obligations was $31.0 million lower during 2014 compared to 2013 primarily due to a $17.8 million payment to settle our post-closure liability for one of our divested closed landfill sites in 2013.

•	Cash paid for remediation obligations was $23.1 million lower during 2014 compared to 2013 primarily due to remediation activity at our closed Bridgeton Landfill.

•
Our other liabilities decreased $32.1 million during 2014 primarily due to the timing of payment for certain tax related accruals and other accrued expenses, as compared to a $2.4 million increase in 2013.

In addition, cash paid for income taxes was approximately $382 million and $288 million for 2014 and 2013, respectively. The increase was primarily due to higher expected taxable income and the related deductible timing differences associated with certain remediation charges.
We use cash flows from operations to fund capital expenditures, acquisitions, dividend payments, share repurchases and debt repayments.
Cash Flows Used in Investing Activities
The most significant items affecting the comparison of our cash flows used in investing activities for 2015, 2014 and 2013 are summarized below:

•
Capital expenditures during 2015 were $945.6 million, compared with $862.5 million for 2014 and $880.8 million for 2013. Property and equipment received during 2015, 2014 and 2013 was $953.0 million, $872.9 million and $879.8 million, respectively.

•	Proceeds from sales of property and equipment during 2015 were $21.2 million, compared to $35.7 million for 2014 and $23.9 million for 2013.

•	During 2015, 2014 and 2013, we paid $572.7 million, $195.7 million and $68.7 million, respectively, for business acquisitions.

•
Our restricted cash and marketable securities balance decreased (increased) $15.3 million, $70.8 million and $(5.5) million for 2015, 2014 and 2013, respectively. The decrease of $15.3 million during 2015 is due to a release of funds restricted for certain construction related activities, whereas the decrease of $70.8 million during 2014 was due to a release of restricted investments related to a change in certain of our closure and post-closure obligation requirements and a release of restricted investments related to our insurance programs. The increase of $5.5 million during 2013 was primarily due to investments in restricted cash related to our insurance program. We received $50.0 million and $25.0 million in connection with issuances of tax-exempt bonds during 2014 and 2013, respectively. Funds received from issuances of tax-exempt bonds are deposited directly into trust accounts by the bonding authority at the time of issuance. Reimbursements from the trust for qualifying expenditures or for repayments of the related tax-exempt bonds are presented as investing activities in our consolidated statements of cash flows. Such reimbursements amounted to $18.7 million, $51.1 million and $27.8 million during 2015, 2014 and 2013, respectively.
We intend to finance capital expenditures and acquisitions through cash on hand, restricted cash held for capital expenditures, cash flows from operations, our revolving credit facilities, and tax-exempt bonds and other financings. We expect to primarily use cash for consideration paid for future business acquisitions.
Cash Flows Used in Financing Activities
The most significant items affecting the comparison of our cash flows used in financing activities for 2015, 2014 and 2013 are summarized below:

•
During 2015, we issued $500.0 million of notes for net cash proceeds of $497.9 million. Net proceeds of notes payable and long-term debt were $2.7 million during 2015, compared to net payments of $15.1 million and $58.9 million during 2014 and 2013, respectively. For a more detailed discussion, see the "Financial Condition" section of this Management’s Discussion and Analysis of Financial Condition and Results of Operations.

•
In October 2015, our board of directors added $900.0 million to the existing share repurchase authorization. As of December 31, 2015, there were $855.5 million remaining under our share repurchase authorization. During 2015, we repurchased 9.8 million shares of our stock for $404.7 million. During 2014, we repurchased 11.1 million shares of our stock for $400.4 million.

•
In July 2015, our board of directors approved an increase in our quarterly dividend to $0.30 per share. Dividends paid were $399.3 million, $378.6 million and $348.5 million for 2015, 2014 and 2013, respectively.

Financial Condition
Cash and Cash Equivalents
As of December 31, 2015, we had $32.4 million of cash and cash equivalents and $100.3 million of restricted cash deposits and restricted marketable securities, including $2.1 million of restricted cash and marketable securities held for capital expenditures under certain debt facilities, $16.8 million pursuant to a holdback arrangement, $27.3 million of restricted cash and marketable securities pledged to regulatory agencies and governmental entities as financial guarantees of our performance related to our final capping, closure and post-closure obligations at our landfills, and $54.1 million of restricted cash and marketable securities related to our insurance obligations.
We intend to use excess cash on hand and cash from operating activities to fund capital expenditures, acquisitions, dividend payments, share repurchases and debt repayments. Debt repayments may include purchases of our outstanding indebtedness in the secondary market or otherwise. We believe that our excess cash, cash from operating activities and our availability to draw from our credit facilities provide us with sufficient financial resources to meet our anticipated capital requirements and maturing obligations as they come due.
We may choose to voluntarily retire certain portions of our outstanding debt before their maturity dates using cash from operations or additional borrowings. We may also explore opportunities in the capital markets to fund redemptions should market conditions be favorable. Early extinguishment of debt will result in an impairment charge in the period in which the debt is repaid. The loss on early extinguishment of debt relates to premiums paid to effectuate the repurchase and the relative portion of unamortized note discounts and debt issue costs.
Credit Facilities
In June 2014, we entered into a $1.25 billion unsecured revolving credit facility (the Replacement Credit Facility), which replaced our $1.0 billion credit facility maturing in April 2016. The Replacement Credit Facility matures in June 2019 and includes a feature that allows us to increase availability, at our option, by an aggregate amount up to $500.0 million through increased commitments from existing lenders or the addition of new lenders. At our option, borrowings under the Replacement Credit Facility bear interest at a Base Rate, or a Eurodollar Rate, plus an applicable margin based on our Debt Ratings (all as defined in the agreements).
Contemporaneous with the execution of the Replacement Credit Facility, we entered into Amendment No. 3 to our existing $1.25 billion unsecured credit facility (the Existing Credit Facility and, together with the Replacement Credit Facility, the Credit Facilities), to reduce the commitments under the Existing Credit Facility to $1.0 billion and conform certain terms of the Existing Credit Facility with those of the Replacement Credit Facility. Amendment No. 3 does not extend the maturity date of the Existing Credit Facility, which matures in May 2017. The Existing Credit Facility also maintains the feature that allows us to increase availability, at our option, by an aggregate amount of up to $500.0 million through increased commitments from existing lenders or the addition of new lenders.
The credit agreements require us to comply with financial and other covenants. To the extent we are not in compliance with these covenants, we cannot pay dividends and repurchase common stock. Compliance with covenants also is a condition for any incremental borrowings under our Credit Facilities, and failure to meet these covenants would enable the lenders to require repayment of any outstanding loans (which would adversely affect our liquidity). As of December 31, 2015, our EBITDA to interest ratio was 7.17 compared to the 3.00 minimum required by the covenants, and our total debt to EBITDA ratio was 2.89 compared to the 3.75 maximum allowed by the covenants. In connection with entering into the Replacement Credit Facility and Amendment No. 3 to the Existing Credit Facility, our maximum total debt to EBITDA ratio was increased to 3.75 for each fiscal quarter ending before and including December 31, 2015, and 3.50 for each fiscal quarter ending thereafter. As of December 31, 2015, we were in compliance with the covenants under our Credit Facilities, and we expect to be in compliance throughout 2016.
EBITDA, which is a non-U.S. GAAP measure, is calculated as defined in our Credit Facility agreements. In this context, EBITDA is used solely to provide information regarding the extent to which we are in compliance with debt covenants and is not comparable to EBITDA used by other companies or used by us for other purposes.
Failure to comply with the financial and other covenants under our Credit Facilities, as well as the occurrence of certain material adverse events, would constitute defaults and would allow the lenders under our Credit Facilities to accelerate the maturity of all indebtedness under the related agreements. This could also have an adverse impact on the availability of financial assurances. In addition, maturity acceleration on our Credit Facilities constitutes an event of default under our other debt instruments, including our senior notes, and, therefore, our senior notes would also be subject to acceleration of maturity. If such acceleration were to occur, we would not have sufficient liquidity available to repay the indebtedness. We would likely have to seek an amendment under our Credit Facilities for relief from the financial covenants or repay the debt with proceeds from the issuance of new debt or equity, or asset sales, if necessary. We may be unable to amend our Credit Facilities or raise sufficient capital to repay such obligations in the event the maturities are accelerated.
Availability under our Credit Facilities totaled $1,727.7 million and $1,615.4 million as of December 31, 2015 and 2014, respectively, and can be used for working capital, capital expenditures, acquisitions, letters of credit and other general corporate purposes. As of December 31, 2015 and 2014, we had no borrowings under our Credit Facilities. We had $503.3 million and $615.1 million of letters of credit outstanding under our Credit Facilities as of December 31, 2015 and 2014, respectively.
We also have a $125.0 million unsecured credit facility agreement (the Uncommitted Credit Facility) bearing interest at LIBOR plus an applicable margin. Our Uncommitted Credit Facility is subject to facility fees defined in the agreement, regardless of usage. We can use borrowings under the Uncommitted Credit Facility for working capital and other general corporate purposes. The agreements governing our Uncommitted Credit Facility require us to comply with covenants. The Uncommitted Credit Facility may be terminated by either party at any time. As of December 31, 2015, we had $19.0 million of borrowings under our Uncommitted Credit Facility.
Senior Notes and Debentures

During 2015, we issued $500.0 million of 3.20% notes due 2025 (the 3.20% Notes). The 3.20% Notes are unsubordinated and unsecured obligations. We used the net proceeds from the 3.20% Notes to refinance debt incurred in connection with our acquisition of all of the equity interests of Tervita during 2015.
As of December 31, 2015 and 2014, we had $6,330.3 million and $5,829.7 million, respectively, of unsecured senior notes and debentures outstanding with maturities ranging from 2018 to 2041.
Interest Rate Swap Agreements
During the second half of 2013, we entered into various interest rate swap agreements relative to our 4.750% fixed rate senior notes due in May 2023. The goal was to reduce overall borrowing costs and rebalance our debt portfolio's ratio of fixed to floating interest rates. As of December 31, 2015, these swap agreements have a total notional value of $300.0 million and require us to pay interest at floating rates based on changes in LIBOR, and receive interest at a fixed rate of 4.750%. For 2015 and 2014, we recognized $7.5 million and $7.7 million, respectively, as offsetting benefits to our interest expense from these swap agreements, which mature in May 2023.

Tax-Exempt Financings
As of December 31, 2015 and 2014, we had $1,072.1 million and $1,076.1 million, respectively, of fixed and variable rate tax-exempt financings outstanding with maturities ranging from 2019 to 2044. Approximately 90% of our tax-exempt financings are remarketed quarterly by remarketing agents to effectively maintain a variable yield. The holders of the bonds can put them back to the remarketing agents at the end of each interest period. To date, the remarketing agents have been able to remarket our variable rate unsecured tax-exempt bonds. These bonds have been classified as long-term because of our ability and intent to refinance them using availability under our Credit Facilities, if necessary.
As of December 31, 2015, we had $100.3 million of restricted cash and marketable securities, of which $2.1 million represented proceeds from the issuance of tax-exempt bonds and other tax-exempt financings and will be used to fund capital expenditures under the terms of the agreements. Restricted cash and marketable securities also include amounts held in trust as a financial guarantee of our performance.
Fuel Hedges
We use derivative instruments designated as cash flow hedges to manage our exposure to changes in diesel fuel prices. We have entered into multiple agreements related to forecasted diesel fuel purchases. The agreements qualified for, and were designated as, effective hedges of changes in the prices of forecasted diesel fuel purchases (fuel hedges). For a summary of our outstanding fuel hedges as of December 31, 2015, see Note 16, Financial Instruments, to our consolidated financial statements in Item 8 of this Form 10-K.
The aggregate fair values of our outstanding fuel hedges as of December 31, 2015 and 2014 were current liabilities of $37.8 million and $34.4 million, respectively, and have been recorded in other accrued liabilities in our consolidated balance sheets.
The effective portions of the changes in fair values as of December 31, 2015 and 2014, net of tax, of $22.3 million and $20.3 million, respectively, have been recorded in stockholders’ equity as components of accumulated other comprehensive loss.
During 2015 and 2014, approximately 20% of our fuel volume purchases were hedged with swap agreements. Additionally, we generally recover approximately 80% of our fuel costs with fuel recovery fees from customers.
Recycling Commodity Hedges
Revenue from the sale of recycled commodities is primarily from sales of old corrugated cardboard and old newspaper. From time to time we use derivative instruments such as swaps and costless collars designated as cash flow hedges to manage our exposure to changes in prices of these commodities. We had no outstanding recycling commodity hedges as of December 31, 2015 and December 31, 2014. For further discussion, see Note 16, Financial Instruments, to our consolidated financial statements in Item 8 of this Form 10-K.
Contractual Obligations
The following table summarizes our contractual obligations as of December 31, 2015 (in millions):

Year Ending December 31,	Operating Leases	Maturities of Notes Payable, Capital Leases and Other Long- Term Debt	Scheduled Interest Payment Obligations	Final Capping, Closure and Post-Closure	Remediation	Unconditional Purchase Commitments	Total
2016	$26.1	$4.7	$323.7	$87.4	$62.4	$251.9	$756.2
2017	26.9	5.0	323.5	106.5	89.3	92.4	643.6
2018	24.3	705.6	310.1	96.7	62.9	52.7	1,252.3
2019	22.3	689.8	296.5	83.3	64.8	38.7	1,195.4
2020	20.8	926.2	239.0	90.5	62.4	32.9	1,371.8
Thereafter	92.8	5,304.5	2,243.4	5,571.5	546.5	557.1	14,315.8
Total	$213.2	$7,635.8	$3,736.2	$6,035.9	$888.3	$1,025.7	$19,535.1
Scheduled interest payment obligations in the above table were calculated using stated coupon rates for fixed rate debt and interest rates applicable as of December 31, 2015 for variable rate debt. The impact of our outstanding interest rate swaps on the interest payments of our 4.750% fixed rate senior notes is also included based on the floating rates in effect as of December 31, 2015.

The present value of capital lease obligations is included in our consolidated balance sheets.
The estimated remaining final capping, closure and post-closure and remediation expenditures presented above are not inflated or discounted and reflect the estimated future payments for liabilities incurred and recorded as of December 31, 2015 and for liabilities yet to be incurred over the remaining life of our landfills.
Unconditional purchase commitments consist primarily of (1) disposal related agreements that include fixed or minimum royalty payments, host agreements and take-or-pay and put-or-pay agreements and (2) other obligations including committed capital expenditures and consulting service agreements.
Financial Assurance
We must provide financial assurance to governmental agencies and a variety of other entities under applicable environmental regulations relating to our landfill operations for capping, closure and post-closure costs, and related to our performance under certain collection, landfill and transfer station contracts. We satisfy these financial assurance requirements by providing surety bonds, letters of credit, or insurance policies (Financial Assurance Instruments), or trust deposits, which are included in restricted cash and marketable securities and other assets in our consolidated balance sheets. The amount of the financial assurance requirements for capping, closure and post-closure costs is determined by applicable state environmental regulations. The financial assurance requirements for capping, closure and post-closure costs may be associated with a portion of the landfill or the entire landfill. Generally, states require a third-party engineering specialist to determine the estimated capping, closure and post-closure costs that are used to determine the required amount of financial assurance for a landfill. The amount of financial assurance required can, and generally will, differ from the obligation determined and recorded under U.S. GAAP. The amount of the financial assurance requirements related to contract performance varies by contract. Additionally, we must provide financial assurance for our insurance program and collateral for certain performance obligations. We do not expect a material increase in financial assurance requirements during 2016, although the mix of Financial Assurance Instruments may change.
These Financial Assurance Instruments are issued in the normal course of business and are not considered indebtedness. Because we currently have no liability for the Financial Assurance Instruments, they are not reflected in our consolidated balance sheets; however, we record capping, closure and post-closure liabilities and insurance liabilities as they are incurred.
Off-Balance Sheet Arrangements
We have no off-balance sheet debt or similar obligations, other than operating leases and financial assurances, which are not classified as debt. We have no transactions or obligations with related parties that are not disclosed, consolidated into or reflected in our reported financial position or results of operations. We have not guaranteed any third-party debt.
Free Cash Flow
We define free cash flow, which is not a measure determined in accordance with U.S. GAAP, as cash provided by operating activities less purchases of property and equipment, plus proceeds from sales of property and equipment, as presented in our consolidated statements of cash flows.
The following table calculates our free cash flow for the years ended December 31, 2015, 2014 and 2013 (in millions of dollars):

	2015	2014	2013
Cash provided by operating activities	$1,679.7	$1,529.8	$1,548.2
Purchases of property and equipment	(945.6)	(862.5)	(880.8)
Proceeds from sales of property and equipment	21.2	35.7	23.9
Free cash flow	$755.3	$703.0	$691.3
For a discussion of the changes in the components of free cash flow, see our discussion regarding Cash Flows Provided By Operating Activities and Cash Flows Used In Investing Activities contained elsewhere in this Management's Discussion and Analysis of Financial Condition and Results of Operations.

Purchases of property and equipment as reflected in our consolidated statements of cash flows and as presented in the free cash flow table above represent amounts paid during the period for such expenditures. The following table reconciles property and equipment reflected in the consolidated statements of cash flows to property and equipment received for the years ended December 31, 2015, 2014 and 2013 (in millions of dollars):

	2015	2014	2013
Purchases of property and equipment per the consolidated statements of cash flows	$945.6	$862.5	$880.8
Adjustments for property and equipment received during the prior period but paid for in the following period, net	7.4	10.4	(1.0)
Property and equipment received during the period	$953.0	$872.9	$879.8
The adjustments noted above do not affect our net change in cash and cash equivalents as reflected in our consolidated statements of cash flows.
We believe that presenting free cash flow provides useful information regarding our recurring cash provided by operating activities after expenditures for property and equipment received, plus proceeds from sales of property and equipment. It also demonstrates our ability to execute our financial strategy, which includes reinvesting in existing capital assets to ensure a high level of customer service, investing in capital assets to facilitate growth in our customer base and services provided, maintaining our investment grade credit ratings and minimizing debt, paying cash dividends and repurchasing common stock, and maintaining and improving our market position through business optimization. In addition, free cash flow is a key metric used to determine executive compensation. The presentation of free cash flow has material limitations. Free cash flow does not represent our cash flow available for discretionary expenditures because it excludes certain expenditures that are required or that we have committed to such as debt service requirements and dividend payments. Our definition of free cash flow may not be comparable to similarly titled measures presented by other companies.
Contingencies
For a description of our commitments and contingencies, see Note 8, Landfill and Environmental Costs, Note 10, Income Taxes, and Note 17, Commitments and Contingencies, to our consolidated financial statements in Item 8 of this Form 10-K.
Critical Accounting Judgments and Estimates
Our consolidated financial statements have been prepared in accordance with U.S. GAAP and necessarily include certain estimates and judgments made by management. The following is a list of accounting policies that we believe are the most critical in understanding our consolidated financial position, results of operations and cash flows and that may require management to make subjective or complex judgments about matters that are inherently uncertain. Such critical accounting policies, estimates and judgments are applicable to all of our operating segments.
We have noted examples of the residual accounting and business risks inherent in the accounting for these areas. Residual accounting and business risks are defined as the inherent risks that we face after the application of our policies and processes that are generally outside of our control or ability to forecast.
Landfill Accounting
Landfill operating costs are treated as period expenses and are not discussed further in this section.
Our landfill assets and liabilities fall into the following two categories, each of which requires accounting judgments and estimates:

•	Landfill development costs that are capitalized as an asset.

•	Landfill retirement obligations relating to our capping, closure and post-closure liabilities that result in a corresponding landfill retirement asset.
Landfill Development Costs
We use life-cycle accounting and the units-of-consumption method to recognize landfill development costs over the life of the site. In life-cycle accounting, all current and future capitalized costs to acquire and construct a site are calculated, and charged to expense based on the consumption of cubic yards of available airspace. Obligations associated with final capping, closure and post-closure are also capitalized, and amortized on a units-of-consumption basis as airspace is consumed. Cost and airspace estimates are developed at least annually by engineers.

Site permits.    To develop, construct and operate a landfill, we must obtain permits from various regulatory agencies at the local, state and federal levels. The permitting process requires an initial site study to determine whether the location is feasible for landfill operations. The initial studies are reviewed by our environmental management group and then submitted to the regulatory agencies for approval. During the development stage we capitalize certain costs that we incur after site selection but before the receipt of all required permits if we believe that it is probable that the site will be permitted.
Residual risks:

•
Changes in legislative or regulatory requirements may cause changes to the landfill site permitting process. These changes could make it more difficult and costly to obtain and maintain a landfill permit.

•
Studies performed could be inaccurate, which could result in the denial or revocation of a permit and changes to accounting assumptions. Conditions could exist that were not identified in the study, which may make the location not feasible for a landfill and could result in the denial of a permit. Denial or revocation of a permit could impair the recorded value of the landfill asset.

•
Actions by neighboring parties, private citizen groups or others to oppose our efforts to obtain, maintain or expand permits could result in denial, revocation or suspension of a permit, which could adversely impact the economic viability of the landfill and could impair the recorded value of the landfill. As a result of opposition to our obtaining a permit, improved technical information as a project progresses, or changes in the anticipated economics associated with a project, we may decide to reduce the scope of, or abandon a project, which could result in an asset impairment.

Technical landfill design.    Upon receipt of initial regulatory approval, technical landfill designs are prepared. The technical designs, which include the detailed specifications to develop and construct all components of the landfill including the types and quantities of materials that will be required, are reviewed by our environmental management group. The technical designs are submitted to the regulatory agencies for approval. Upon approval of the technical designs, the regulatory agencies issue permits to develop and operate the landfill.
Residual risks:

•	Changes in legislative or regulatory requirements may require changes in the landfill technical designs. These changes could make it more difficult and costly to meet new design standards.

•	Technical design requirements, as approved, may need modifications at some future point in time.

•
Technical designs could be inaccurate and could result in increased construction costs, difficulty in obtaining a permit or the use of rates to recognize the amortization of landfill development costs and asset retirement obligations that are not appropriate.

Permitted and probable landfill disposal capacity.    Included in the technical designs are factors that determine the ultimate disposal capacity of the landfill. These factors include the area over which the landfill will be developed, such as the depth of excavation, the height of the landfill elevation and the angle of the side-slope construction. The disposal capacity of the landfill is calculated in cubic yards. This measurement of volume is then converted to a disposal capacity expressed in tons based on a site-specific expected density to be achieved over the remaining operating life of the landfill.
Residual risks:

•	Estimates of future disposal capacity may change as a result of changes in legislative or regulatory design requirements.

•	The density of waste may vary due to variations in operating conditions, including waste compaction practices, site design, climate and the nature of the waste.

•	Capacity is defined in cubic yards but waste received is measured in tons. The number of tons per cubic yard varies by type of waste and our rate of compaction.
Development costs.    The types of costs that are detailed in the technical design specifications generally include excavation, natural and synthetic liners, construction of leachate collection systems, installation of methane gas collection systems and monitoring probes, installation of groundwater monitoring wells, construction of leachate management facilities and other costs associated with the development of the site. We review the adequacy of our cost estimates on an annual basis by comparing estimated costs with third-party bids or contractual arrangements, reviewing the changes in year over year cost estimates for reasonableness, and comparing our resulting development cost per acre with prior period costs. These development costs, together with any costs incurred to acquire, design and permit the landfill, including capitalized interest, are recorded to the landfill asset on the balance sheet as incurred.

Residual risk:

•
Actual future costs of construction materials and third-party labor could differ from the costs we have estimated because of the level of demand and the availability of the required materials and labor. Technical designs could be altered due to unexpected operating conditions, regulatory changes or legislative changes.

Landfill development asset amortization.    To match the expense related to the landfill asset with the revenue generated by the landfill operations, we amortize the landfill development asset over its operating life on a per-ton basis as waste is accepted at the landfill. The landfill asset is fully amortized at the end of a landfill’s operating life. The per-ton rate is calculated by dividing the sum of the landfill development asset net book value plus estimated future development costs (as described above) for the landfill, by the landfill’s estimated remaining disposal capacity. The expected future development costs are not inflated or discounted, but rather expressed in nominal dollars. This rate is applied to each ton accepted at the landfill to arrive at amortization expense for the period.
Amortization rates are influenced by the original cost basis of the landfill, including acquisition costs, which in turn is determined by geographic location and market values. We secure significant landfill assets through business acquisitions and value them at the time of acquisition based on fair value. Amortization rates are also influenced by site-specific engineering and cost factors.
Residual risk:

•
Changes in our future development cost estimates or our disposal capacity will normally result in a change in our amortization rates and will impact amortization expense prospectively. An unexpected significant increase in estimated costs or reduction in disposal capacity could affect the ongoing economic viability of the landfill and result in asset impairment.

On at least an annual basis, we update the estimates of future development costs and remaining disposal capacity for each landfill. These costs and disposal capacity estimates are reviewed and approved by senior operations management annually. Changes in cost estimates and disposal capacity are reflected prospectively in the landfill amortization rates that are updated annually.
Landfill Asset Retirement Obligations
We have two types of retirement obligations related to landfills: (1) capping and (2) closure and post-closure.
Obligations associated with final capping activities that occur during the operating life of the landfill are recognized on a units-of-consumption basis as airspace is consumed within each discrete capping event. Obligations related to closure and post-closure activities that occur after the landfill has ceased operations are recognized on a units-of-consumption basis as airspace is consumed throughout the entire life of the landfill. Landfill retirement obligations are capitalized as the related liabilities are recognized and amortized using the units-of-consumption method over the airspace consumed within the capping event or the airspace consumed within the entire landfill, depending on the nature of the obligation. All obligations are initially measured at estimated fair value. Fair value is calculated on a present value basis using an inflation rate and our credit-adjusted, risk-free rate in effect at the time the liabilities were incurred. Future costs for final capping, closure and post-closure are developed at least annually by engineers, and are inflated to future value using estimated future payment dates and inflation rate projections.
Landfill capping.    As individual areas within each landfill reach capacity, we must cap and close the areas in accordance with the landfill site permit. These requirements are detailed in the technical design of the landfill site process previously described.
Closure and post-closure.    Closure costs are costs incurred after a landfill stops receiving waste, but prior to being certified as closed. After the entire landfill has reached capacity and is certified closed, we must continue to maintain and monitor the site for a post-closure period, which generally extends for 30 years. Costs associated with closure and post-closure requirements generally include maintenance of the site, the monitoring of methane gas collection systems and groundwater systems, and other activities that occur after the site has ceased accepting waste. Costs associated with post-closure monitoring generally include groundwater sampling, analysis and statistical reports, third-party labor associated with gas system operations and maintenance, transportation and disposal of leachate, and erosion control costs related to the final cap.
Landfill retirement obligation liabilities and assets.    Estimates of the total future costs required to cap, close and monitor each landfill as specified by the landfill permit are updated annually. The estimates include inflation, the specific timing of future cash outflows, and the anticipated waste flow into the capping events. Our cost estimates are inflated to the period of performance using an estimate of inflation, which is updated annually and is based upon the ten year average consumer price index (2.0% in 2015, 2.3% in 2014, and 2.5% in 2013).

The present value of the remaining capping costs for specific capping events and the remaining closure and post-closure costs for each landfill are recorded as incurred on a per-ton basis. These liabilities are incurred as disposal capacity is consumed at the landfill.
Capping, closure and post-closure liabilities are recorded in layers and discounted using our credit-adjusted risk-free rate in effect at the time the obligation is incurred (4.75% in 2015, 4.5% in 2014, and 5.0% in 2013).
Retirement obligations are increased each year to reflect the passage of time by accreting the balance at the weighted average credit-adjusted risk-free rate that was used to calculate each layer of the recorded liabilities. This accretion is charged to operating expenses. Actual cash expenditures reduce the asset retirement obligation liabilities as they are made.
Corresponding retirement obligation assets are recorded for the same value as the additions to the capping, closure and post-closure liabilities. The retirement obligation assets are amortized to expense on a per-ton basis as disposal capacity is consumed. The per-ton rate is calculated by dividing the sum of each of the recorded retirement obligation asset’s net book value and expected future additions to the retirement obligation asset by the remaining disposal capacity. A per-ton rate is determined for each separate capping event based on the disposal capacity relating to that event. Closure and post-closure per-ton rates are based on the total disposal capacity of the landfill.
Residual risks:

•
Changes in legislative or regulatory requirements, including changes in capping, closure activities or post-closure monitoring activities, types and quantities of materials used, or term of post-closure care, could cause changes in our cost estimates.

•
Changes in the landfill retirement obligation due to changes in the anticipated waste flow, changes in airspace compaction estimates or changes in the timing of expenditures for closed landfills and fully incurred but unpaid capping events are recorded in results of operations prospectively. This could result in unanticipated increases or decreases in expense.

•
Actual timing of disposal capacity utilization could differ from projected timing, causing differences in timing of when amortization and accretion expense is recognized for capping, closure and post-closure liabilities.

•	Changes in inflation rates could impact our actual future costs and our total liabilities.

•
Changes in our capital structure or market conditions could result in changes to the credit-adjusted risk-free rate used to discount the liabilities, which could cause changes in future recorded liabilities, assets and expense.

•
Amortization rates could change in the future based on the evaluation of new facts and circumstances relating to landfill capping design, post-closure monitoring requirements, or the inflation or discount rate.

On an annual basis, we update our estimates of future capping, closure and post-closure costs and of future disposal capacity for each landfill. Revisions in estimates of our costs or timing of expenditures are recognized immediately as increases or decreases to the capping, closure and post-closure liabilities and the corresponding retirement obligation assets. Changes in the assets result in changes to the amortization rates which are applied prospectively, except for fully incurred capping events and closed landfills, where the changes are recorded immediately in results of operations since the associated disposal capacity has already been consumed.
Permitted and probable disposal capacity.  Disposal capacity is determined by the specifications detailed in the landfill permit. We classify this disposal capacity as permitted. We also include probable expansion disposal capacity in our remaining disposal capacity estimates, thus including additional disposal capacity being sought through means of a permit expansion. Probable expansion disposal capacity has not yet received final approval from the applicable regulatory agencies, but we have determined that certain critical criteria have been met and that the successful completion of the expansion is probable. We have developed six criteria that must be met before an expansion area is designated as probable expansion airspace. We believe that satisfying all of these criteria demonstrates a high likelihood that expansion airspace that is incorporated in our landfill costing will be permitted. However, because some of these criteria are judgmental, they may exclude expansion airspace that will eventually be permitted or include expansion airspace that will not be permitted. In either of these scenarios, our amortization, depletion and accretion expense could change significantly. Our internal criteria to classify disposal capacity as probable expansion airspace are as follows:

•	We own the land associated with the expansion airspace or control it pursuant to an option agreement;

•	We are committed to supporting the expansion project financially and with appropriate resources;

•	There are no identified fatal flaws or impediments associated with the project, including political impediments;

•	Progress is being made on the project;

•	The expansion is attainable within a reasonable time frame; and

•	We believe it is likely we will receive the expansion permit.
After successfully meeting these criteria, the disposal capacity that will result from the planned expansion is included in our remaining disposal capacity estimates. Additionally, for purposes of calculating landfill amortization and capping, closure and post-closure rates, we include the incremental costs to develop, construct, close and monitor the related probable expansion disposal capacity.
Residual risk:

•
We may be unsuccessful in obtaining permits for probable expansion disposal capacity because of the failure to obtain the final local, state or federal permits or due to other unknown reasons. If we are unsuccessful in obtaining permits for probable expansion disposal capacity, or the disposal capacity for which we obtain approvals is less than what was estimated, both our estimated total costs and disposal capacity will be reduced, which generally increases the rates we charge for landfill amortization and capping, closure and post-closure accruals. An unexpected decrease in disposal capacity could also cause an asset impairment.

Environmental Liabilities
We are subject to an array of laws and regulations relating to the protection of the environment, and we remediate sites in the ordinary course of our business. Under current laws and regulations, we may be responsible for environmental remediation at sites that we either own or operate, including sites that we have acquired, or sites where we have (or a company that we have acquired has) delivered waste. Our environmental remediation liabilities primarily include costs associated with remediating groundwater, surface water and soil contamination, as well as controlling and containing methane gas migration and the related legal costs. To estimate our ultimate liability at these sites, we evaluate several factors, including the nature and extent of contamination at each identified site, the required remediation methods, timing of expenditures, the apportionment of responsibility among the potentially responsible parties and the financial viability of those parties. We accrue for costs associated with environmental remediation obligations when such costs are probable and reasonably estimable in accordance with accounting for loss contingencies. We periodically review the status of all environmental matters and update our estimates of the likelihood of and future expenditures for remediation as necessary. Changes in the liabilities resulting from these reviews are recognized currently in earnings in the period in which the adjustment is known. Adjustments to estimates are reasonably possible in the near term and may result in changes to recorded amounts. With the exception of those obligations assumed in the acquisition of Allied, environmental obligations are recorded on an undiscounted basis. Environmental obligations assumed in the acquisition of Allied, which were initially estimated on a discounted basis, are accreted to full value over time through charges to interest expense. Adjustments arising from changes in amounts and timing of estimated costs and settlements may result in increases or decreases in these obligations and are calculated on a discounted basis as they were initially estimated on a discounted basis. These adjustments are charged to operating income when they are known. We perform a comprehensive review of our environmental obligations annually and also review changes in facts and circumstances associated with these obligations at least quarterly. We have not reduced the liabilities we have recorded for recoveries from other potentially responsible parties or insurance companies.
Residual risks:

•
We cannot determine with precision the ultimate amounts of our environmental remediation liabilities. Our estimates of these liabilities require assumptions about uncertain future events. Thus, our estimates could change substantially as additional information becomes available regarding the nature or extent of contamination, the required remediation methods, timing of expenditures, the final apportionment of responsibility among the potentially responsible parties identified, the financial viability of those parties, and the actions of governmental agencies or private parties with interests in the matter. The actual environmental costs may exceed our current and future accruals for these costs, and any such adjustments could be material.

•	Actual amounts could differ from the estimated liabilities as a result of changes in estimated future litigation costs to pursue the matter to ultimate resolution.

•	An unanticipated environmental liability that arises could result in a material charge to our consolidated statement of income.

Insurance Reserves and Related Costs
Our insurance programs for workers' compensation, commercial general and auto liability, environmental and remediation liability, and employee-related health care benefits are subject to high deductible insurance policies. Accruals for insurance or deductible reserves are based on claims filed and estimates of claims incurred but not reported. We maintain high deductibles for commercial general liability, automobile liability and workers’ compensation coverage, ranging from $3.0 million to $5.0 million.
Residual risks:

•
Incident rates, including frequency and severity, and other actuarial assumptions could change causing our current and future actuarially determined obligations to change, which would be reflected in our consolidated statement of income in the period in which such adjustment is known.

•
Recorded reserves may not be adequate to cover the future payment of claims. Adjustments, if any, to estimates recorded resulting from ultimate claim payments would be reflected in the consolidated statements of income in the periods in which such adjustments are known.

•	The settlement costs to discharge our obligations, including legal and health care costs, could increase or decrease causing current estimates of our insurance reserves to change.
Loss Contingencies
We are subject to various legal proceedings, claims and regulatory matters, the outcomes of which are subject to significant uncertainty. We determine whether to disclose material loss contingencies or accrue for loss contingencies based on an assessment of whether the risk of loss is remote, reasonably possible or probable, and whether it can be reasonably estimated. We analyze our litigation and regulatory matters based on available information to assess the potential liabilities. Management develops its assessment based on an analysis of possible outcomes under various strategies. We record and disclose loss contingencies pursuant to the applicable accounting guidance for such matter.
We record losses related to contingencies in cost of operations or selling, general and administrative expenses, depending on the nature of the underlying transaction leading to the loss contingency.
Residual risks:

•	Actual costs may vary from our estimates for a variety of reasons, including differing interpretations of laws, opinions on culpability and assessments of the amount of damages.

•
Loss contingency assumptions involve judgments that are inherently subjective and generally involve matters that are by their nature complex and unpredictable. If a loss contingency results in an adverse judgment or is settled for a significant amount, it could have a material adverse impact on our consolidated financial position, results of operations or cash flows in the period in which such judgment or settlement occurs.

•	New claims may be asserted that are not included in our loss contingencies.
Asset Impairment
Valuation methodology.  We evaluate our long-lived assets (other than goodwill) for impairment whenever events or changes in circumstances indicate the carrying amount of the asset or asset group may not be recoverable based on projected cash flows anticipated to be generated from the ongoing operation of those assets or we intend to sell or otherwise dispose of the assets.
Residual risk:

•
If events or changes in circumstances occur, including reductions in anticipated cash flows generated by our operations or determinations to divest assets, certain assets could be impaired, which would result in a non-cash charge to earnings.

Evaluation criteria.    We test long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amounts of the assets may not be recoverable. Examples of such events could include a significant adverse change in the extent or manner in which we use a long-lived asset, a change in its physical condition, or new circumstances that could cause an expectation that it is more likely than not that we would sell or otherwise dispose of a long-lived asset significantly before the end of its previously estimated useful life.

Residual risk:

•
Our most significant asset impairment exposure, other than goodwill (which is discussed below), relates to our landfills. A significant reduction in our estimated disposal capacity as a result of unanticipated events such as regulatory developments, revocation of an existing permit or denial of an expansion permit, or changes in our assumptions used to calculate disposal capacity, could trigger an impairment charge.

Recognition criteria.  If such circumstances arise, we recognize impairment for the difference between the carrying amount and fair value of the asset if the net book value of the asset exceeds the sum of the estimated undiscounted cash flows expected to result from its use and eventual disposition. We generally use the present value of the expected cash flows from that asset to determine fair value.
Goodwill Recoverability
We have historically evaluated goodwill for impairment annually as of December 31, or when an indicator of impairment exists. During 2015 we changed the date of our annual goodwill impairment assessment for our reporting units to October 1st. This voluntary change in the annual goodwill testing date is a change in accounting principle, which we believe is preferable as it better aligns the timing of the assessment with our planning and forecasting process and also provides additional time to complete our annual assessment in advance of our year-end reporting. This change in assessment date was applied prospectively and did not delay, accelerate or avoid a potential impairment charge.
We test goodwill for impairment using a two-step process. The first step is a screen for potential impairment, while the second step measures the amount of the impairment, if any. The first step compares the fair value of a reporting unit with its carrying amount, including goodwill.
During 2015, we managed and evaluated our operations through three regions: East, Central and West. In determining fair value, we primarily use discounted future cash flows and operating results based on a comparative multiple of earnings or revenues.
Significant estimates used in our fair value calculation using discounted future cash flows include: (1) estimates of future revenue and expense growth by reporting unit, which we estimate to range from 3% to 5%; (2) future estimated effective tax rates, which we estimate to be 40%; (3) future estimated capital expenditures as well as future required investments in working capital; (4) estimated discount rates, which we estimate to range between 6% and 8%; and (5) the future terminal value of the reporting unit, which is based on its ability to exist into perpetuity. Significant estimates used in the fair value calculation using market value multiples include: (a) estimated future growth potential of the reporting unit; (b) estimated multiples of revenue or earnings a willing buyer is likely to pay; and (c) the estimated control premium a willing buyer is likely to pay.
In addition, we evaluate a reporting unit for impairment if events or circumstances change between annual tests, indicating a possible impairment. Examples of such events or circumstances include: (1) a significant adverse change in legal factors or in the business climate; (2) an adverse action or assessment by a regulator; (3) a more likely than not expectation that a reporting unit or a significant portion thereof will be sold; (4) continued or sustained losses at a reporting unit; (5) a significant decline in our market capitalization as compared to our book value; or (6) the testing for recoverability of a significant asset group within the reporting unit.
We assign assets and liabilities from our corporate operating segment to our three reporting units to the extent that such assets or liabilities relate to the cash flows of the reporting unit and would be included in determining the reporting unit’s fair value.
In preparing our annual test for impairment as of October 1, 2015, we determined that our indicated fair value of total invested capital exceeded our total market capitalization. We believe one of the primary reconciling differences between the indicated fair value of total invested capital and our total market capitalization is due to a control premium. We believe the control premium represents the value a market participant could extract as savings and/or synergies by obtaining control.
As of October 1, 2015, we determined that the indicated fair value of our reporting units exceeded their carrying value by approximately 50% on average and, therefore, we noted no indicators of impairment at our reporting units.
Our operating segments, which also represent our reporting units, are comprised of several vertically integrated businesses. When an individual business within an integrated operating segment is divested, goodwill is allocated to that business based on its fair value relative to the fair value of its operating segment.
Residual risks:

•	Future events could cause us to conclude that impairment indicators exist and that goodwill associated with acquired businesses is impaired.

•
The valuation of identifiable goodwill requires significant estimates and judgment about future performance, cash flows and fair value. Our future results could be affected if these current estimates of future performance and fair value change. For example, a reduction in long-term growth assumptions could reduce the estimated fair value of the operating segments to below their carrying values, which could trigger an impairment charge. Similarly, an increase in our discount rate could trigger an impairment charge. Any resulting impairment charge could have a material adverse impact on our financial condition and results of operations.

In January 2016, we realigned our field support functions by eliminating our three region offices and creating two field groups, consolidating and reducing the number of area offices, and streamlining select operational support roles at our Phoenix headquarters. These changes included reducing administrative staffing levels, relocating office space and closing certain office locations.  We have considered the implications of our restructuring on our reporting units used to measure for goodwill impairment, and we have noted no indicators of goodwill impairment.
Income Taxes
Our income tax expense, deferred taxes and liabilities for unrecognized tax benefits reflect management's best assessment of estimated future taxes to be paid. We are subject to U.S. federal income taxes and to the income taxes of numerous states and Puerto Rico. Significant judgments and estimates are required in determining the combined income tax expense.
Deferred income taxes arise from temporary differences between the financial reporting and income tax bases of assets (other than non-deductible goodwill) and liabilities, which will result in taxable or deductible amounts in the future. Deferred tax assets and liabilities are measured using the income tax rate in effect during the year in which the differences are expected to reverse.
We record net deferred tax assets to the extent we believe these assets will more likely than not be realized. In making this determination, we consider all available positive and negative evidence, including scheduled reversals of deferred tax liabilities, projected future taxable income, tax planning strategies and recent financial operations. The assumptions about future taxable income require the use of significant judgment and are consistent with the plans and estimates we are using to manage the underlying businesses. In the event we determine that we would be able to realize our deferred income tax assets in the future in excess of their net recorded amount, we will make an adjustment to the valuation allowance which would reduce our provision for income taxes.
The calculation of our tax liabilities involves dealing with uncertainties in the application of complex tax laws and regulations in a multitude of jurisdictions. Regarding the accounting for uncertainty in income taxes recognized in the financial statements, we record unrecognized tax benefits as liabilities in accordance with ASC 740 when it is more likely than not that the position will be sustained upon examination, including resolutions of any related appeals or litigation processes, based on the technical merits. We recognize interest and penalties related to uncertain tax positions within the provision for income taxes in our consolidated statements of income. Accrued interest and penalties are included within other accrued liabilities, deferred income taxes and other long-term tax liabilities in our consolidated balance sheets. We adjust these liabilities when our judgment changes as a result of the evaluation of new information not previously available. Because of the complexity of some of these uncertainties, the ultimate resolution may result in a payment that is materially different from our current estimate of the unrecognized tax benefit liabilities. These differences will be reflected as increases or decreases to income tax expense in the period in which new information is available.
Residual risks:

•
Income tax assets and liabilities established in purchase accounting for acquisitions are based on assumptions that could differ from the ultimate outcome of the tax matters. Such adjustments would be charged or credited to earnings, unless they meet certain remeasurement criteria and are allowed to be adjusted to goodwill.

•	Changes in the estimated realizability of deferred tax assets could result in adjustments to our provision for income taxes.

•
Valuation allowances for deferred tax assets and the realizability of net operating loss carryforwards for tax purposes are based on our judgment. If our judgments and estimates concerning valuation allowances and the realizability of net operating loss carryforwards are incorrect, our provision for income taxes would change.

•
We are regularly under examination or administrative review by various taxing authorities. The Internal Revenue Code, state tax laws and income tax regulations are a complex set of rules that we must interpret and apply. Positions taken in tax years under examination or subsequent years are subject to challenge. Accordingly, we may have exposure for additional tax liabilities arising from these audits if any positions taken by us or by companies we have acquired are disallowed by the taxing authorities.

•
We adjust our liabilities for uncertain tax positions when our judgment changes as a result of the evaluation of new information not previously available. Due to the complexity of some of these uncertainties, their ultimate resolution may result in payments that are materially different from our current estimates of the tax liabilities. These differences will be reflected as increases or decreases to our provision for income taxes in the period in which they are determined.

Defined Benefit Pension Plans
We currently have one qualified defined benefit pension plan, the BFI Retirement Plan (the Plan). The Plan covers certain employees in the United States, including some employees subject to collective bargaining agreements. The Plan’s benefit formula is based on a percentage of compensation as defined in the Plan document. The benefits of approximately 97% of the current plan participants were frozen upon Allied’s acquisition of BFI in 1999.
Our pension contributions are made in accordance with funding standards established by the Employee Retirement Income Security Act of 1974 and the Internal Revenue Code, as amended by the Pension Protection Act of 2006.
The Plan’s assets are invested as determined by our Employee Benefits Committee. As of December 31, 2015, the plan assets were invested in fixed income funds, equity funds and cash. The Employee Benefits Committee annually reviews and adjusts the plan’s asset allocation as deemed necessary. As of December 31, 2015 and 2014, the Plan was underfunded by $5.4 million and $4.2 million, respectively.
Residual risk:

•
Changes in the plan’s investment mix and performance of the equity and bond markets and fund managers could impact the amount of pension income or expense recorded, the funded status of the plan and the need for future cash contributions.

Assumptions.  The benefit obligation and associated income or expense related to the Plan are determined based on assumptions concerning items such as discount rates, mortality rates, expected rates of return and average rates of compensation increases. Our assumptions are reviewed annually and adjusted as deemed necessary.
We determine the discount rate based on a model that matches the timing and amount of expected benefit payments to maturities of high quality bonds priced as of the Plan measurement date. Where that timing does not correspond to a published high-quality bond rate, our model uses an expected yield curve to determine an appropriate current discount rate. The yield on the bonds is used to derive a discount rate for the liability. If the discount rate were to increase by 1%, our benefit obligation would decrease by approximately $20 million. If the discount rate were to decrease by 1%, our benefit obligation would increase by approximately $24 million.
In developing our expected rate of return assumption, we evaluate long-term expected and historical returns on the Plan assets, giving consideration to our asset mix and the anticipated duration of the Plan obligations. The average rate of compensation increase reflects our expectations of average pay increases over the periods benefits are earned. There are no participants in the Plan that continue to earn service benefits.
Residual risks:

•	Our assumed discount rate is sensitive to changes in market-based interest rates. A decrease in the discount rate will increase our related benefit plan obligation.

•	Our annual pension expense would be impacted if the actual return on plan assets were to vary from the expected return.
New Accounting Standards
For a description of new accounting standards that may affect us, see Note 2, Summary of Significant Accounting Policies, to our consolidated financial statements in Item 8 of this Form 10-K.